Exhibit 99.1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

THE BOARD OF DIRECTORS AND STOCKHOLDERS

PARKWAY PROPERTIES, INC.

We have audited the accompanying consolidated balance sheets of Parkway Properties, Inc. and subsidiaries (the “Company”) as of December 31, 2015 and 2014, and the related consolidated statements of operations and comprehensive income (loss), changes in equity and cash flows for each of the three years in the period ended December 31, 2015. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company at December 31, 2015 and 2014, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2015, in conformity with U.S. generally accepted accounting principles.

As discussed in Note 1 to the consolidated financial statements, the Company changed its reporting of discontinued operations as a result of the adoption of the amendments to the FASB Accounting Standards Codification resulting from Accounting Standards Update No. 2014-08, “Presentation of Financial Statements (Topic 205) and Property, Plant and Equipment (Topic 360), Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity” effective January 1, 2014.

/s/ Ernst & Young LLP

Indianapolis, Indiana

February 25, 2016,

except for the effect of the adoption of ASU 2015-03 discussed in Note 1 as to which the date is January 4, 2017

PARKWAY PROPERTIES, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share data)

	December 31, 2015	December 31, 2014
Assets
Real estate related investments:
Office properties	$3,332,021	$3,333,900
Accumulated depreciation	(308,772)	(309,629)
Total real estate related investments, net	3,023,249	3,024,271

Condominium units	—	9,318
Mortgage loan receivable	3,331	3,417
Investment in unconsolidated joint ventures	39,592	55,550
Cash and cash equivalents	74,961	116,241
Receivables and other assets	299,709	275,032
Intangible assets, net	146,688	185,488
Assets held for sale	21,373	24,079
Management contract intangibles, net	378	1,133
Total assets	$3,609,281	$3,694,529

Liabilities
Notes payable to banks, net	$542,880	$475,283
Mortgage notes payable, net	1,235,502	1,335,482
Accounts payable and other liabilities	193,685	202,413
Liabilities related to assets held for sale	1,003	2,035
Total liabilities	1,973,070	2,015,213

Equity
Parkway Properties, Inc. stockholders’ equity
Common stock, $.001 par value, 215,500,000 authorized and 111,631,153 and 111,127,386 shares issued and outstanding in 2015 and 2014, respectively	112	111
Limited voting stock $.001 par value, 4,500,000 authorized and 4,213,104 shares issued and outstanding	4	4
Additional paid-in capital	1,854,913	1,842,581
Accumulated other comprehensive loss	(6,199)	(6,166)
Accumulated deficit	(460,131)	(443,757)
Total Parkway Properties, Inc. stockholders’ equity	1,388,699	1,392,773
Noncontrolling interests	247,512	286,543
Total equity	1,636,211	1,679,316
Total liabilities and equity	$3,609,281	$3,694,529

See notes to consolidated financial statements.

PARKWAY PROPERTIES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

(In thousands, except per share data)

	Year Ended December 31,
	2015	2014	2013
Revenues
Income from office properties	$452,597	$418,007	$273,434
Management company income	10,321	22,140	18,145
Sale of condominium units	11,065	16,554	—
Total revenues	473,983	456,701	291,579
Expenses
Property operating expenses	173,241	168,071	108,867
Management company expenses	9,935	20,280	19,399
Cost of sales - condominium units	11,120	13,199	15
Depreciation and amortization	190,387	182,955	118,031
Impairment loss on real estate	5,400	11,700	—
Impairment loss on management contracts	—	4,750	—
General and administrative	31,194	32,660	25,653
Acquisition costs	2,074	3,463	13,126
Total expenses	423,351	437,078	285,091
Operating income	50,632	19,623	6,488
Other income and expenses
Interest and other income	903	1,452	2,236
Equity in earnings (losses) of unconsolidated joint ventures	2,204	(967)	178
Gain on sale of in-substance real estate	—	6,289	—
Net gains on sale of real estate	110,732	76,378	—
Gain on sale of unconsolidated property	9,698	—	—
Loss on extinguishment of debt	(6,062)	(2,405)	—
Interest expense	(71,481)	(66,095)	(45,622)
Income (loss) before income taxes	96,626	34,275	(36,720)
Income tax (expense) benefit	(1,903)	(139)	1,405
Income (loss) from continuing operations	94,723	34,136	(35,315)
Discontinued operations:
Loss from discontinued operations	—	(391)	(9,215)
Gain on sale of real estate from discontinued operations	—	10,463	32,493
Total discontinued operations	—	10,072	23,278
Net income (loss)	94,723	44,208	(12,037)
Net (income) loss attributable to noncontrolling interests-unit holders	(2,947)	(2,089)	291
Net (income) loss attributable to noncontrolling interests-real estate partnerships	(24,441)	824	(7,904)
Net income (loss) for Parkway Properties, Inc.	67,335	42,943	(19,650)
Dividends on preferred stock	—	—	(3,433)
Dividends on preferred stock redemption	—	—	(6,604)
Net income (loss) attributable to common stockholders	$67,335	$42,943	$(29,687)

Net income (loss)	$94,723	$44,208	$(12,037)
Other comprehensive income (loss)	1,499	(3,758)	9,779
Comprehensive income (loss)	96,222	40,450	(2,258)
Comprehensive income attributable to noncontrolling interests	(28,920)	(1,494)	(15,146)
Comprehensive income (loss) attributable to common stockholders	$67,302	$38,956	$(17,404)

Net income (loss) per common share attributable to Parkway Properties, Inc.:
Basic:
Income (loss) from continuing operations attributable to Parkway Properties, Inc.	$0.60	$0.33	$(0.60)
Discontinued operations	—	0.09	0.15
Basic net income (loss) attributable to Parkway Properties, Inc.	$0.60	$0.42	$(0.45)
Diluted:
Income (loss) from continuing operations attributable to Parkway Properties, Inc.	$0.60	$0.33	$(0.60)
Discontinued operations	—	0.09	0.15
Diluted net income (loss) attributable to Parkway Properties, Inc.	$0.60	$0.42	$(0.45)
Weighted average shares outstanding:
Basic	111,490	101,913	66,336
Diluted	116,691	107,319	66,336
Amounts attributable to Parkway Properties, Inc. common stockholders:
Income (loss) from continuing operations attributable to Parkway Properties, Inc.	$67,335	$33,223	$(39,522)
Discontinued operations	—	9,720	9,835
Net income (loss) attributable to common stockholders	$67,335	$42,943	$(29,687)

See notes to consolidated financial statements.

PARKWAY PROPERTIES, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

(In thousands, except share and per share data)

	Parkway Properties, Inc. Stockholders’ Equity
	Preferred Stock	Common Stock	Common Stock Held in Trust and Limited Voting Stock	Additional Paid-In Capital	Accumulated Other Comprehensive Income (Loss)	Accumulated Deficit	Noncontrolling Interests	Total Equity
Balance at December 31, 2012	$128,942	$56	$—	$907,254	$(4,425)	$(337,813)	$261,992	$956,006
Net income (loss)	—	—	—	—	—	(19,650)	7,613	(12,037)
Other comprehensive income	—	—	—	—	2,246	—	7,533	9,779
Common dividends declared - $0.6375 per share	—	—	—	—	—	(41,838)	(169)	(42,007)
Preferred dividends declared - $0.63 per share	—	—	—	—	—	(3,433)	—	(3,433)
Dividends on preferred stock redemption	—	—	—	—	—	(6,604)	—	(6,604)
Share-based compensation	—	—	—	5,725	—	—	—	5,725
Series D Preferred Stock redemption	(128,942)	—	—	—	—	—	—	(128,942)
Issuance of 11,432 shares to Directors	—	—	—	220	—	—	—	220
Issuance of 31,049,976 shares of common stock	—	31	—	540,468	—	—	—	540,499
Issuance of 26,098 shares pursuant to TPG Management Services Agreement	—	—	—	450	—	—	—	450
Buyback of 3,365 shares to satisfy tax withholding obligation in connection with the vesting of restricted stock	—	—	—	(49)	—	—	—	(49)
Issuance of 5,351,461 Operating Partnership units	—	—	—	—	—	—	96,409	96,409
Issuance of 238,357 shares of common stock upon redemption of Operating Partnership units	—	—	—	4,302	—	—	(4,302)	—
Issuance of 4,451,461 shares of limited voting stock	—	—	4	—	—	—	—	4
Noncontrolling interest attributable to Thomas Properties Group, Inc. Merger	—	—	—	—	—	—	34,230	34,230
Distribution of capital to noncontrolling interests	—	—	—	—	—	—	(29,267)	(29,267)
Purchase of noncontrolling interest’s share of office properties owned by Parkway Properties Office Fund II, L.P.	—	—	—	(30,344)	—	—	(55,118)	(85,462)
Balance at December 31, 2013	—	87	4	1,428,026	(2,179)	(409,338)	318,921	1,335,521
Net income	—	—	—	—	—	42,943	1,265	44,208
Other comprehensive income (loss)	—	—	—	—	(3,987)	—	229	(3,758)
Common dividends declared - $0.75 per share	—	—	—	—	—	(77,362)	(3,900)	(81,262)
Share-based compensation	—	—	—	6,733	—	—	—	6,733
Issuance of 16,481 shares to Directors	—	—	—	309	—	—	—	309
Issuance of 23,716,900 shares of common stock	—	24	—	417,660	—	—	—	417,684
Issuance of 19,122 shares pursuant to TPG Management Services Agreement	—	—	—	375	—	—	—	375
Issuance of 85,649 Operating Partnership units	—	—	—	—	—	—	1,546	1,546
Exercise of Madison Put Option related to merger with Thomas Properties Group, Inc.	—	—	—	(10,522)	—	—	(31,017)	(41,539)
Contribution of capital by noncontrolling interests	—	—	—	—	—	—	4,175	4,175
Distributions to noncontrolling interests	—	—	—	—	—	—	(2,713)	(2,713)
Purchase of noncontrolling interest’s share of office properties owned by Parkway Properties Office Fund II, L.P.	—	—	—	—	—	—	(1,963)	(1,963)
Balance at December 31, 2014	—	111	4	1,842,581	(6,166)	(443,757)	286,543	1,679,316
Net income	—	—	—	—	—	67,335	27,388	94,723
Other comprehensive income (loss)	—	—	—	—	(33)	—	1,532	1,499
Common dividends declared - $0.75 per share	—	—	—	—	—	(83,709)	(3,723)	(87,432)
Share-based compensation	—	—	—	5,955	—	—	—	5,955
Issuance of 15,690 shares to Directors	—	—	—	275	—	—	—	275
Issuance of 367,257 shares of common stock upon redemption of Operating Partnership units	—	1	—	6,336	—	—	(6,337)	—
Contribution of capital by noncontrolling interests	—	—	—	—	—	—	2,125	2,125
Distributions to noncontrolling interests	—	—	—	—	—	—	(60,016)	(60,016)
Other	—	—	—	(234)	—	—	—	(234)
Balance at December 31, 2015	$—	$112	$4	$1,854,913	$(6,199)	$(460,131)	$247,512	$1,636,211

See notes to consolidated financial statements.

PARKWAY PROPERTIES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Year Ended December 31,
	2015	2014	2013
Operating activities
Net income (loss)	$94,723	$44,208	$(12,037)
Adjustments to reconcile net income (loss) to cash provided by operating activities:
Depreciation and amortization	190,387	182,955	118,031
Depreciation and amortization-discontinued operations	—	116	4,560
Net amortization of above (below) market leases	(16,288)	(13,690)	2,210
Net amortization of above market leases-discontinued operations	—	—	33
Amortization of financing costs	3,112	2,845	2,448
Amortization of financing costs-discontinued operations	—	—	17
Amortization of debt premium, net	(12,025)	(6,374)	—
Non-cash adjustment for interest rate swaps	136	(19)	—
Share-based compensation expense	6,230	7,417	5,730
Deferred income tax expense (benefit)	363	(4,763)	(1,960)
Gain on sale of in-substance real estate	—	(6,289)	—
Net gains on sale of real estate	(110,732)	(76,378)	—
Net gains on sale of real estate-discontinued operations	—	(10,463)	(32,493)
Gain on sale of unconsolidated property	(9,698)	—	—
Non-cash impairment loss on real estate	5,400	11,700	—
Non-cash impairment loss on real estate-discontinued operations	—	—	10,200
Non-cash impairment loss on management contracts, net of tax	—	4,750	—
Loss on extinguishment of debt	6,062	—	—
Equity in (earnings) losses of unconsolidated joint ventures	(2,204)	967	(178)
Distributions of income from unconsolidated joint ventures	4,490	5,338	—
Increase in deferred leasing costs	(22,589)	(16,742)	(16,117)
Changes in operating assets and liabilities:
Change in condominium units	9,318	10,582	—
Change in receivables and other assets	(54,976)	(65,846)	(25,739)
Change in accounts payable and other liabilities	(9,061)	(17,310)	10,381
Cash provided by operating activities	82,648	53,004	65,086
Investing activities
Issuance of mortgage loan receivable	—	—	(3,523)
Proceeds from mortgage loan receivable	86	85	21
Distributions of capital from unconsolidated joint ventures	28,240	251	29,405
Investment in unconsolidated joint ventures	(4,705)	(3,505)	(86,685)
Investment in real estate	(219,721)	(750,004)	(187,442)
Acquisition of TPGI, net of cash received	—	—	(54,031)
Proceeds from sale of in-substance real estate	—	24,923	—
Proceeds from sale of real estate	420,190	382,912	191,485
Real estate development	(29,208)	(14,282)	(745)
Improvements to real estate	(89,001)	(52,569)	(35,373)
Cash provided by (used in) investing activities	105,881	(412,189)	(146,888)
Financing activities
Principal payments on mortgage notes payable and debt extinguishments	(180,315)	(53,402)	(73,385)
Proceeds from mortgage notes payable	30,647	481	178,000
Proceeds from bank borrowings	454,850	398,590	542,234
Payments on bank borrowings	(386,350)	(220,090)	(501,234)
Debt financing costs	(2,960)	(3,893)	(2,749)
Purchase of Company stock	—	—	(49)
Dividends paid on common stock	(83,833)	(76,734)	(41,818)
Dividends paid on common units of Operating Partnership	(3,723)	(3,848)	—
Dividends paid on preferred stock	—	—	(3,433)
Acquisition of noncontrolling interests	—	(43,502)	—
Contributions from noncontrolling interest partners	2,125	4,175	—
Distributions to noncontrolling interest partners	(60,016)	(2,713)	(113,178)
Redemption of preferred stock	—	—	(135,532)
Proceeds from stock offerings, net of offering costs	—	417,684	209,768
Other	(234)	—	—
Cash (used in) provided by financing activities	(229,809)	416,748	58,624
Change in cash and cash equivalents	(41,280)	57,563	(23,178)
Cash and cash equivalents at beginning of year	116,241	58,678	81,856
Cash and cash equivalents at end of year	$74,961	$116,241	$58,678

See notes to consolidated financial statements.

PARKWAY PROPERTIES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS (continued)

(In thousands)

Supplemental Cash Flow Information and Schedule of Non-Cash Investing and Financing Activity

	Year Ended December 31,
	2015	2014	2013
	(In thousands)
Supplemental cash flow information:
Cash paid for interest	$80,744	$71,339	$43,334
Cash paid for income taxes	2,275	4,792	56
Supplemental schedule of non-cash investing and financing activity:
Acquisitions of One Congress Plaza and San Jacinto Center	—	311,400	—
Acquisition of One Orlando Centre	—	54,000	—
Assets acquired in TPGI merger	—	—	1,202,732
Liabilities assumed in TPGI merger	—	—	122,282
Noncontrolling interests acquired in TPGI merger	—	—	34,230
Shares issued in TPGI merger	—	—	331,260
Issuance of limited voting stock in TPGI merger	—	—	4
Acquisition of Lincoln Place	—	—	68,430
Issuance of Operating Partnership units	—	1,546	96,409
Transfer of assets classified as held for sale	21,373	24,079	16,260
Transfer of liabilities classified as held for sale	1,003	2,035	566
Mortgage loans assumed in purchases	56,140	301,251	727,451
Operating Partnership units converted to common stock	6,337	—	4,302

PARKWAY PROPERTIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2015

NOTE 1 - Summary of Significant Accounting Policies

Basis of Presentation and Principles of Consolidation

Parkway Properties, Inc. (the “Company”) is a fully integrated, self-administered and self-managed real estate investment trust (“REIT”) specializing in the acquisition, ownership, development and management of quality office properties in high-growth submarkets in the Sunbelt region of the United States.  At January 1, 2016, the Company owned or had an interest in a portfolio of 36 office properties located in six states with an aggregate of approximately 14.3 million square feet (unaudited) of leasable space. The Company offers fee-based real estate services through its wholly owned subsidiaries, which in total managed and/or leased approximately 2.7 million square feet (unaudited) primarily for third-party property owners at January 1, 2016. Unless otherwise indicated, all references to square feet represent net rentable area.

The Company is the sole general partner of Parkway Properties LP, (the “Operating Partnership” or “Parkway LP”) and as of December 31, 2015, owned a 95.9% interest in the Operating Partnership. The remaining 4.1% interest consists of common units of limited partnership interest issued by the Operating Partnership to limited partners in exchange for acquisitions of properties to the Operating Partnership. As the sole general partner of the Operating Partnership, the Company has full and complete authority over the Operating Partnership’s day-to-day operations and management.

The accompanying financial statements are prepared following U.S. generally accepted accounting principles (“GAAP”) and the requirements of the Securities and Exchange Commission (“SEC”).

The consolidated financial statements include the accounts of the Company, its wholly owned subsidiaries and joint ventures in which the Company has a controlling interest. The other partners’ equity interests in the consolidated joint ventures are reflected as noncontrolling interests in the consolidated financial statements. The Company also consolidates subsidiaries where the entity is a variable interest entity (a “VIE”) and it is the primary beneficiary and has the power to direct the activities of the VIE and has the obligation to absorb losses or the right to receive benefits from the VIE that could potentially be significant to the VIE. At December 31, 2015 and 2014, the Company did not have any VIEs that required consolidation. All significant intercompany transactions and accounts have been eliminated in the accompanying financial statements.

The Company consolidates certain joint ventures where it exercises control over major operating and management decisions, or where the Company is the sole general partner and the limited partners do not possess kick-out rights or other substantive participating rights. The equity method of accounting is used for those joint ventures that do not meet the criteria for consolidation and where the Company does not control these joint ventures, but exercises significant influence. The cost method of accounting is used for investments in which the Company does not have significant influence. The investments are reviewed for impairment when indicators of impairment exist.

Business

The Company’s operations are exclusively in the real estate industry, principally the operation, leasing, acquisition, development and ownership of office buildings.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Although the Company believes the assumptions and estimates made are reasonable and appropriate, as discussed in the applicable sections throughout these consolidated financial statements, different assumptions and estimates could materially impact reported results. The current economic environment has increased the degree of uncertainty inherent in these estimates and assumptions; therefore, changes in market conditions could impact the Company’s future operating results. The Company’s most significant estimates relate to impairments on real estate and other assets and purchase price assignments. Actual results could differ from these estimates.

Real Estate Properties

Real estate properties are carried at cost less accumulated depreciation. Cost includes the carrying amount of the Company’s investment plus any additional consideration paid, liabilities assumed and improvements made subsequent to acquisition. Depreciation of buildings and building improvements is computed using the straight-line method over the estimated useful lives of the assets. Depreciation of tenant improvements, including personal property, is computed using the straight-line method over the lesser of the useful life or the term of the lease involved. Maintenance and repair expenses are charged to expense as incurred.

Balances of major classes of depreciable assets (in thousands) and their respective estimated useful lives are:

		December 31,
Asset Category	Estimated Useful Life	2015	2014
Land	Non-depreciable	$406,271	$412,578
Buildings and garages	40 years	2,519,587	2,535,757
Building improvements	7 to 40 years	57,381	52,715
Tenant improvements	Lesser of useful life or term of lease	348,782	332,850
		$3,332,021	$3,333,900

Depreciation expense, excluding amounts recorded in discontinued operations, related to these assets of $119.2 million, $102.2 million and $69.0 million was recognized in 2015, 2014 and 2013, respectively.

The Company evaluates its real estate assets for impairment upon occurrence of significant adverse changes in its operations to assess whether any impairment indicators are present that affect the recovery of the carrying amount. The carrying amount includes the net book value of tangible and intangible assets and liabilities. Real estate assets are classified as held for sale or held and used. The Company classifies certain assets as held for sale based on management having the authority and intent of entering into commitments for sale transactions to close in the next twelve months. The Company considers an office property as held for sale once it has executed a contract for sale, allowed the buyer to complete its due diligence review and received a substantial non-refundable deposit. Until a buyer has completed its due diligence review of the asset, necessary approvals have been received and substantive conditions to the buyer’s obligation to perform have been satisfied, the Company does not consider a sale to be probable. When the Company identifies an asset as held for sale, it estimates the net realizable value of such asset and discontinues recording depreciation on the asset. The Company records assets held for sale at the lower of carrying amount or fair value less cost to sell. If the fair value of the asset net of estimated selling costs is less than the carrying amount, the Company records an impairment loss. With respect to assets classified as held and used, the Company recognizes an impairment loss if the carrying amount is not recoverable and exceeds the sum of undiscounted future cash flows expected to result from the use and eventual disposition of the asset. Upon impairment, the Company recognizes an impairment loss to reduce the carrying value of the real estate asset to the estimate of its fair value. The cash flow and fair value estimates are based on assumptions about employing the asset for its remaining useful life. Factors considered in projecting future cash flows include, but are not limited to: existing leases, future leasing and terminations, market rental rates, capital improvements, tenant improvements, leasing commissions, inflation, discount rates, capitalization rates and other known variables, and contractual purchase and sale agreements. This market information is considered a Level 2 or Level 3 input as defined by the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 820, “Fair Value Measurements and Disclosures,” (“ASC 820”).

The Company recognizes gains or losses on sales of real estate at times and in amounts determined in accordance with the accounting guidance for sales of real estate. The guidance takes into account the terms of the transaction and any continuing involvement, including in the form of management, leasing of space or financial assistance associated with the properties. If the sales criteria for the full accrual method are not met, then the Company defers gain recognition and accounts for the transaction by applying the deposit, finance, installment or cost recovery methods, as appropriate.

During the year ended December 31, 2015, the Company recognized impairment losses on real estate of $4.4 million and $1.0 million, respectively, for the difference between the carrying value and the estimated fair value in connection with 550 Greens Parkway in Houston, Texas and City Centre in Jackson, Mississippi. During the year ended December 31, 2014, the Company recognized an impairment loss on real estate of $11.7 million in connection with Raymond James Tower in Memphis, Tennessee for the difference between the carrying value and the estimated fair value. During the year ended December 31, 2013, the Company recognized impairment losses on real estate totaling $10.2 million in connection with Waterstone and Meridian in Atlanta, Georgia and Mesa Corporate Center in Phoenix, Arizona. All of these impairment losses were valued by the Company utilizing Level 2 fair value inputs, including contractual purchase and sale agreements.

At December 31, 2015, assets held for sale and liabilities related to assets held for sale relate to 5300 Memorial and Town & Country in Houston, Texas. At December 31, 2014, the Company classified Raymond James Tower in Memphis, Tennessee and the Honeywell Building in Houston, Texas as assets held for sale and liabilities related to assets held for sale.

Condominium Units

The Company also consolidates its Murano residential condominium project which it controls. The Company’s unaffiliated partner’s interest is reflected on its consolidated balance sheets under the “Noncontrolling Interests” caption. The Company’s partner has a stated ownership interest of 27%. Net proceeds from the project will be distributed, to the extent available, based on an order of preferences described in the partnership agreement. The Company may receive distributions, if any, in excess of its stated 73% ownership interest if certain return thresholds are met.

Purchase Price Assignment

The Company assigns the purchase price of real estate to tangible and intangible assets and liabilities based on fair value. Tangible assets consist of land, building, garage, building improvements and tenant improvements. Intangible assets and liabilities consist of the value of above and below market leases, lease costs, the value of in-place leases and any value attributable to above or below market debt assumed with the acquisition.

The Company engages independent third-party appraisers to perform the valuations used to determine the fair value of these identifiable tangible and intangible assets. These valuations and appraisals use commonly employed valuation techniques, such as discounted cash flow analyses. Factors considered in these analyses include an estimate of costs during hypothetical expected lease-up periods considering current market conditions and costs to execute similar leases. The Company also considers information obtained about each property as a result of its pre-acquisition due diligence, marketing and leasing activities in estimating the fair value of the tangible and intangible assets acquired. The Company includes real estate taxes, insurance and other operating expenses and estimates of lost rentals at market rates during the expected lease-up periods depending on specific local market conditions and the type of property acquired. Additionally, the Company estimates costs to execute similar leases including leasing commissions, legal and other related expenses.

The fair value of above or below market in-place lease values is the present value of the difference between the contractual amount to be paid pursuant to the in-place lease and the estimated current market lease rate expected over the remaining non-cancelable life of the lease. The capitalized above market lease values are amortized as a reduction of rental income over the remaining term of the respective leases. The portion of the values of the leases associated with below-market renewal options that are likely to be exercised are amortized to rental income over the respective renewal. The capitalized below market lease values are amortized as an increase to rental income over the remaining term of the respective leases. Total amortization for above and below market leases, excluding amounts classified as discontinued operations, was a net increase (reduction) of rental income of $16.3 million, $13.7 million and $(2.2) million for the years ended December 31, 2015, 2014 and 2013, respectively.

As of December 31, 2015, the remaining amortization of net below market leases is projected as a net increase to rental income as follows (in thousands):

Amount
2016	$7,182
2017	5,281
2018	3,854
2019	4,394
2020	4,750
Thereafter	15,304
Total	$40,765

The fair value of in-place leases is the present value associated with re-leasing the in-place lease as if the property was vacant. Factors to be considered include estimates of costs during hypothetical expected lease-up periods considering current market conditions and costs to execute similar leases. In estimating costs, the Company includes estimates of lost rentals at market rates during the expected lease-up periods. The value of at market in-place leases is amortized as a lease cost amortization expense over the expected life of the lease. Total amortization expense for the value of in-place leases, excluding amounts classified as discontinued operations, was $45.3 million, $51.8 million and $26.9 million for the years ended December 31, 2015, 2014 and 2013, respectively.

As of December 31, 2015, the remaining amortization expense for the value of in-place leases is projected as follows (in thousands):

Amount
2016	$28,364
2017	20,693
2018	13,804
2019	10,336
2020	8,164
Thereafter	16,835
Total	$98,196

A separate component of the fair value of in-place leases is identified for the lease costs. The fair value of lease costs represents the estimated commissions and legal fees paid in connection with the current leases in place. Lease costs are amortized over the non-cancelable terms of the respective leases as lease cost amortization expense.

In no event does the amortization period for intangible assets exceed the remaining depreciable life of the building. Should a customer terminate its lease, the unamortized portion of the tenant improvement, in-place lease value and lease cost intangibles would be charged to expense. Additionally, the unamortized portion of above market in-place leases would be recorded as a reduction to rental income and the below market in-place lease value would be recorded as an increase to rental income.

The Company calculates the fair value of mortgage notes payable by discounting the remaining contractual cash flows on each instrument at the current market rate for these borrowings.

Capitalization of Costs

Costs related to planning, developing, leasing and constructing a property, including costs of development personnel working directly on projects under development, are capitalized. In addition, the Company capitalizes interest to qualifying assets under development based on average accumulated expenditures outstanding during the period. In capitalizing interest to qualifying assets, the Company first uses the interest incurred on specific project debt, if any, and next uses the Company’s weighted average interest rate for non-project specific debt. The Company also capitalizes certain costs of leasing personnel in connection with the completion of leasing arrangements.

Net Income (Loss) Per Common Share

Basic earnings per share (“EPS”) is computed by dividing income (loss) attributable to common stockholders by the weighted-average number of common shares outstanding for the year. In arriving at net income (loss) attributable to common stockholders, preferred stock dividends are deducted. Diluted EPS reflects the potential dilution that could occur if share equivalents such as Operating Partnership units, employee stock options, RSUs, restricted shares, deferred incentive share units and LTIP units were exercised or converted into common stock that then shared in the earnings of the Company.

Allowance for Doubtful Accounts

Accounts receivable are reduced by an allowance for amounts that the Company estimates to be uncollectible. The receivable balance is comprised primarily of rent and expense reimbursement income due from the customers. Management evaluates the adequacy of the allowance for doubtful accounts considering such factors as the credit quality of the customers, delinquency of payment, historical trends and current economic conditions. The Company provides an allowance for doubtful accounts for customer balances that are over 90 days past due and for specific customer receivables for which collection is considered doubtful.

Cash Equivalents

The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

Restricted Cash

Restricted cash, which is included in receivables and other assets, primarily consists of security deposits held on behalf of the Company’s tenants as well as capital improvements and real estate tax escrows required under certain loan agreements. There are restrictions on the Company’s ability to withdraw these funds other than for their specified usage.

Noncontrolling Interest

A noncontrolling interest in a subsidiary is in most cases an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statements and separate from the parent company’s equity. In addition, consolidated net income is required to be reported as amounts that include the amounts attributable to both the parent and the noncontrolling interest and the amount of consolidated net income attributable to the parent and the noncontrolling interest are required to be disclosed on the face of the consolidated statements of operations and comprehensive income (loss).

Certain holders of Operating Partnership units have registration rights with respect to shares of Common Stock issuable upon conversion of such units, or have shares of Common Stock available for issuance under effective registration statements. In cases where the Company is unable to issue registered shares, the Company may deliver unregistered shares of Common Stock.  Accordingly, the Operating Partnership units are classified in permanent equity at December 31, 2015 and 2014.

Revenue Recognition

Revenue from real estate rentals is recognized on a straight-line basis over the terms of the respective leases. The cumulative difference between lease revenue recognized under this method and contractual lease payment terms is recorded as straight-line rent receivable on the accompanying balance sheets. The straight-line rent adjustment increased revenue by $37.8 million, $21.0 million and $14.6 million in 2015, 2014 and 2013, respectively.

When the Company is the owner of the tenant improvements, the leased space is ready for its intended use when the tenant improvements are substantially completed, at which point revenue recognition begins. In limited instances, when the tenant is the owner of the customer improvements, straight-line rent is recognized when the tenant takes possession of the unimproved space.

The leases also typically provide for tenant reimbursement of a portion of common area maintenance, real estate taxes and other operating expenses.  Property operating cost recoveries from customers (“expense reimbursements”) are recognized as revenue in the period in which the expenses are incurred. The computation of expense reimbursements is dependent on the provisions of individual customer leases. Most customers make monthly fixed payments of estimated expense reimbursements. The Company makes adjustments, positive or negative, to expense reimbursement income quarterly to adjust the recorded amounts to the Company’s best estimate of the final property operating costs based on the most recent annual estimate. After the end of the calendar year, the Company computes each customer’s final expense reimbursements and issues a bill or credit for the difference between the actual amount and the amounts billed monthly during the year. Differences between actual billed amounts and accrued amounts are considered immaterial.

Management company income represents market-based fees earned from providing management, construction, leasing, brokerage and acquisition services to unconsolidated joint ventures, related parties and third parties. Management fee income is computed and recorded monthly in accordance with the terms set forth in the management service agreements. Leasing and brokerage commissions, as well as salary and administrative fees, are recognized pursuant to the terms of the agreements at the time underlying leases are signed, which is the point at which the earnings process is complete and collection of fees is reasonably assured. Fees relating to the purchase or sale of property are recognized when the earnings process is complete and collection of fees is reasonably assured, which usually occurs at closing. All fees on Company-owned properties and consolidated joint ventures are eliminated in consolidation. The Company recognizes its share of fees earned from unconsolidated joint ventures in management company income.

The Company has one high-rise condominium project. Under the provisions of FASB ASC 360-20, “Property, Plant and Equipment” subsection “Real Estate and Sales,” revenue and costs for projects are recognized when all parties are bound by the terms of the contract, all consideration has been exchanged, any permanent financing for which the seller is responsible has been arranged and all conditions precedent to closing have been performed. This results in profit from the sale of condominium units recognized at closing. Revenue is recognized on the contract price of individual units. Total estimated costs are allocated to individual units which have closed on a relative value basis.

Investment in Unconsolidated Joint Ventures

The Company accounts for its investment in unconsolidated joint ventures under the equity method of accounting as the Company exercises significant influence, but does not maintain a controlling financial interest over these entities. These investments are recorded initially at cost and subsequently adjusted for cash contributions, distributions and equity in earnings (loss) of the unconsolidated joint ventures. Equity in earnings (loss) in unconsolidated joint ventures is allocated based on ownership or economic interest in each joint venture.

In accordance with FASB ASC 323, “Investments—Equity Method and Joint Ventures,” the Company’s investments in real estate joint ventures are reviewed for impairment when indicators are present. The Company records impairment charges when events or circumstances change indicating that a decline in the fair values below the carrying values has occurred and such decline is other-than-temporary. The ultimate realization of the investment in real estate joint ventures is dependent on a number of factors, including the performance of each investment and market conditions. No impairment charges related to the Company’s investments in unconsolidated joint ventures were recorded during the years ended December 31, 2015, 2014, or 2013.

Amortization of Debt Origination Costs and Leasing Costs

Debt origination costs are deferred and amortized using a method that approximates the effective interest method over the term of the loan. Leasing costs are deferred and amortized using the straight-line method over the term of the respective lease.

Loss on Extinguishment of Debt

When outstanding debt is extinguished, the Company expenses any prepayment penalties, unamortized premium/discounts and loan costs.

Derivative Financial Instruments

The Company recognizes all derivative instruments on the balance sheet at their fair value. Changes in the fair value of derivatives are recorded each period in current earnings or other comprehensive loss if a derivative is designated as part of a hedge transaction and, if it is, the type of hedge transaction. The ineffective portion of the hedge, if any, is immediately recognized in earnings.

Share-Based and Long-Term Compensation

Compensation expense, net of estimated forfeitures, for service-based awards is recognized over the expected vesting period of such awards. The total compensation expense for the long-term equity incentive awards is based upon the fair value of the shares on the grant date, adjusted for estimated forfeitures. Time-vesting restricted shares, restricted share units (“RSUs”) and deferred incentive share units are valued based on the New York Stock Exchange (“NYSE”) closing market price of the Company’s common shares as of the date of grant. The grant date fair value for awards that are subject to performance-based vesting and market conditions, including profits interest units (“LTIP units”), performance-vesting RSUs and long-term equity incentive awards, is determined using a simulation pricing model developed to specifically accommodate the unique features of the awards. The total compensation expense for stock options is estimated based on the fair value of the options as of the date of grant using the Black-Scholes model.

Income Taxes

The Company elected to be taxed as a REIT under the Internal Revenue Code of 1986, as amended (the “Code”), commencing with its taxable year ended December 31, 1997. To qualify as a REIT, the Company must meet a number of organizational and operational requirements, including a requirement that it distribute annually at least 90% of its “REIT taxable income,” subject to certain adjustments and excluding any net capital gain to its stockholders. It is management’s current intention to adhere to these requirements and maintain the Company’s REIT status, and the Company believes that it was in compliance with all REIT requirements at December 31, 2015. As a REIT, the Company generally will not be subject to corporate level federal income tax on taxable income it distributes currently to its stockholders. If the Company fails to qualify as a REIT in any taxable year, it will be subject to federal income taxes at regular corporate rates (including any applicable alternative minimum tax) and may not be able to qualify as a REIT for four subsequent taxable years. Even if the Company qualifies for taxation as a REIT, the Company may be subject to certain state and local taxes on its income and property, and to federal income and excise taxes on its undistributed taxable income. In addition, taxable income from non-REIT activities managed through the taxable TRS is subject to federal, state and local income taxes. The Company provides for income taxes based on pretax income and applicable tax rates in the various jurisdictions in which it operates. Our effective tax rate reflects the impact of earnings attributable to REIT operations and noncontrolling interests for which no U.S. income taxes have been provided.

Fair Value Measurements

Level 1 fair value inputs are quoted prices for identical assets or liabilities in active, liquid and visible markets such as stock exchanges. Level 2 fair value inputs are observable information for similar assets or liabilities in active or inactive markets, and appropriately consider counterparty creditworthiness in the valuations. Level 3 fair value inputs reflect the Company’s best estimate of inputs and assumptions market participants would use in pricing an asset or liability at the measurement date. These inputs are unobservable in the market and significant to the valuation estimate.

Impairment of Intangible Assets

During 2014, the Company evaluated certain qualitative factors and determined that it was necessary to apply the two-step quantitative impairment test under ASU 2011-8. During the year ended December 31, 2014, the Company determined that the undiscounted cash flows indicated that the carrying amounts of Eola Capital, LLC (“Eola”) management contracts were not expected to be recovered and, as a result, the Company recorded a $4.8 million pre-tax non-cash impairment loss related to these management contracts which resulted in the entire remaining balance of the Eola contracts being written off as of December 31, 2014. During the year ended December 31, 2015, no impairment losses were recorded on the Company’s intangible assets.

Segment Reporting

The Company’s primary business is the ownership and operation of office properties. The Company has accounted for each office property or groups of related office properties as an individual operating segment. The Company has aggregated the individual operating segments into a single reporting segment due to the fact that the individual operating segments have similar operating and economic characteristics, such as being leased by the square foot, sharing the same primary operating expenses and ancillary revenue opportunities and being cyclical in economic performance based on current supply and demand conditions. The individual operating segments are also similar in that revenues are derived from the leasing of office space to customers and each office property is managed and operated consistently in accordance with standard operating procedures. The range and type of customer uses of the properties is similar throughout the portfolio regardless of location or class of building and the needs and priorities of the customers do not vary widely from building to building. Therefore, the management responsibilities do not vary widely from location to location based on the size of the building, geographic location or class.

Reclassifications

Certain reclassifications have been made in the 2014 and 2013 consolidated financial statements to conform to the 2015 classifications with no impact on previously reported net income or equity.

Recent Accounting Pronouncements

Effective January 1, 2014, the Company adopted guidance issued by FASB ASU No. 2014-08, “Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity.” This update amends the criteria for reporting discontinued operations to, among other things, raise the threshold for disposals to qualify as discontinued operations, and only disposals that represent a strategic shift in operations that is material will be presented as discontinued operations. This update is effective for interim and annual reporting periods, beginning after December 15, 2014, with early adoption permitted. The Company presents 2014 and 2015 property sales, and will present future property sales, to the extent they do not represent a strategic shift in operations, in the continuing operations section of the consolidated statements of operations and comprehensive income (loss) with the exception of those properties previously included as held for sale at December 31, 2013. The Company’s 2014 sales of the Woodbranch Building and Mesa Corporate Center are included in discontinued operations for the year ended December 31, 2014 as these properties were previously classified as held for sale at December 31, 2013. The Company’s 2014 sales of the Schlumberger Building and 525 North Tryon are included in the continuing operations section of the consolidated statements of operations and comprehensive income (loss) as they were not previously classified as held for sale as of December 31, 2013 and do not qualify for inclusion in discontinued operations as they do not represent a strategic shift in the Company’s operations. Additionally, none of the Company’s 2015 property sales qualify for inclusion in discontinued operations as they do not represent a strategic shift in the Company’s operations.

In May 2014, the FASB issued ASU No. 2014-09, “Revenue from Contracts with Customers.” This update was initiated in a joint project between the FASB and the International Accounting Standards Board to clarify the principles for recognizing revenue and to develop a common revenue standard for GAAP and International Financial Reporting Standards that would: (1) remove inconsistencies and weaknesses in revenue requirements; (2) provide a more robust framework for addressing revenue issues; (3) improve comparability of revenue recognition practices across entities, industries, jurisdictions and capital markets; (4) provide more useful information to users of financial statements through improved disclosure requirements; and (5) simplify the preparation of financial statements by reducing the number of requirements to which an entity must refer. The core principle of the guidance is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods and services. This update is effective for interim and annual reporting periods, beginning after December 15, 2016, and early application is not permitted. The standard allows for either “full retrospective” adoption, meaning the standard is applied to all of the periods presented, or “modified retrospective” adoption, meaning the standard is applied only to the most recent period presented in the financial statements. The Company is currently assessing this guidance for future implementation.

In August 2015, the FASB issued ASU No. 2015-14, “Revenue from Contracts with Customers,” which deferred the effective date to annual reporting periods beginning after December 15, 2017, including interim reporting periods within that reporting period. Earlier application is permitted only as of annual reporting periods beginning after December 15, 2016, including interim reporting periods within that reporting period.

In August 2014, the FASB issued ASU No. 2014-15, “Presentation of Financial Statements - Going Concern.” The amendments in this update provide guidance in GAAP about management’s responsibilities to evaluate whether there is substantial doubt about an entity’s ability to continue as a going concern and to provide related footnote disclosures. The main provision of the amendments are for an entity’s management, in connection with the preparation of financial statements, to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the entity’s ability to continue as a going concern within one year after the date that the financial statements are issued. Management’s evaluation should be based on relevant conditions and events that are known or reasonably knowable at the date the financial statements are issued. When management identifies conditions or events that raise substantial doubt about an entity’s ability to continue as a going concern, the entity should disclose information that enables users of the financial statements to understand all of the following: (1) principal conditions or events that raised substantial doubt about the entity’s ability to continue as a going concern (before consideration of management’s plans); (2) management’s evaluation of the significance of those conditions or events in relation to the entity’s ability to meet its obligations; and (3) management’s plans that alleviated substantial doubt about the entity’s ability to continue as a going concern or management’s plans that are intended to mitigate the conditions or events that raise substantial doubt about the entity’s ability to continue as a going concern. The amendments in this update are effective for interim and annual reporting periods after December 15, 2016 and early application is permitted. The Company is currently assessing this guidance for future implementation.

In January 2015, the FASB issued ASU No. 2015-01, “Income Statement - Extraordinary and Unusual Items (Subtopic 225-20): Simplifying Income Statement Presentation by Eliminating the Concept of Extraordinary Items,” (“ASU 2015-01”). ASU 2015-01 eliminates the concept of an extraordinary item from GAAP. As a result, an entity will no longer be required to segregate extraordinary items from the results of ordinary operations, to separately present an extraordinary item on its income statement, net of tax, after income from continuing operations or to disclose income taxes and earnings-per-share data applicable to an extraordinary item. However, ASU 2015-01 will still retain the presentation and disclosure guidance for items that are unusual in nature and occur infrequently. ASU 2015-01 will be effective for the Company’s fiscal year beginning January 1, 2016 and subsequent interim periods. The adoption of ASU 2015-01 is not expected to have a material effect on the Company’s consolidated financial statements.

In February 2015, the FASB issued new consolidation guidance which makes changes to both the variable interest model and the voting model. The new standard specifically eliminates the presumption in the current voting model that a general partner controls a limited partnership or similar entity unless that presumption can be overcome. Generally, only a single limited partner that is able to exercise substantive kick-out rights will consolidate.  The new standard became effective for the Company beginning on January 1, 2016.  The new standard must be applied using a modified retrospective approach by recording either a cumulative-effect adjustment to equity as of the beginning of the period of adoption or retrospectively to each period presented.  While adoption of the new standard did not result in any changes to conclusions about whether a joint venture was consolidated or unconsolidated, the Company has determined that certain of its joint ventures will now qualify as variable interest entities and therefore will require additional disclosures.

In April 2015, the FASB issued ASU No. 2015-03, “Simplifying the Presentation of Debt Issuance Costs.” This standard amends existing guidance to require the presentation of debt issuance costs in the balance sheet as a deduction from the carrying amount of the related debt liability instead of a deferred charge. Retrospective application of the guidance set forth in this update is required and resulted in a reclassification of the deferred financing costs previously recorded in receivables and other assets within the consolidated balance sheets to a direct deduction from the carrying amount of debt within total liabilities. The impact of this adoption on the Company’s previously reported periods is as follows (in thousands):

Balance Sheet Classification	As previously filed on December 31, 2015 Consolidated Balance Sheet	Impact of Adoption of ASU No. 2015-03	As adjusted on December 31, 2015 Consolidated Balance Sheet
Receivables and Other Assets	$309,663	$(9,954)	$299,709
Notes Payable to Banks, Net	$550,000	$(7,120)	$542,880
Mortgage Notes Payable, Net	$1,238,336	$(2,834)	$1,235,502

Balance Sheet Classification	As previously filed on December 31, 2014 Consolidated Balance Sheet	Impact of Adoption of ASU No. 2015-03	As adjusted on December 31, 2014 Consolidated Balance Sheet
Receivables and Other Assets	$285,217	$(10,185)	$275,032
Notes Payable to Banks, Net	$481,500	$(6,217)	$475,283
Mortgage Notes Payable, Net	$1,339,450	$(3,968)	$1,335,482

In September 2015, the FASB issued ASU No. 2015-16, “Business Combinations (Topic 805): Simplifying the Accounting for Measurement-Period Adjustments,” (“ASU 2015-16”). ASU 2015-16 requires an acquirer to recognize adjustments to provisional amounts that are identified during the measurement period in the reporting period in which the adjustment amounts are determined. Previously, adjustments to provisional amounts were applied retrospectively. This update requires an entity to present separately on the face of the income statement or disclose in the notes the portion of the amount recorded in current-period earnings by line item that would have been recorded in previous reporting periods if the adjustment to the provisional amounts had been recognized as of the acquisition date. ASU 2015-16 became effective for the Company’s fiscal year beginning January 1, 2016 and subsequent interim periods. The adoption of ASU 2015-16 is not expected to have a material effect on the Company’s consolidated financial statements.

Note 2 - Investment in Office Properties

Included in investment in office properties at December 31, 2015 are 35 consolidated office properties located in six states with an aggregate of 14.1 million square feet (unaudited) of leasable space.

The Company’s acquisitions are accounted for using the acquisition method in FASB ASC 805, “Business Combinations.” The results of each acquired property are included in the Company’s results of operations from their respective purchase dates. The impact of 2015 acquired properties on the Company’s consolidated statement of operations and comprehensive income (loss) for the year ended December 31, 2015 was a net income of $2.6 million, including $21.0 million of total revenues. The impact of 2014 acquired properties on the Company’s consolidated statement of operations and comprehensive income (loss) for the year ended December 31, 2014 was a net loss of $2.1 million, including $28.9 million of total revenues.

2015 Acquisitions

On January 8, 2015, the Company acquired One Buckhead Plaza, an office building located in the Buckhead submarket of Atlanta, Georgia, for a gross purchase price of $157.0 million.

On September 25, 2015, the Company acquired Harborview Plaza, an office building located in the Westshore submarket of Tampa, Florida, for a gross purchase price of $49.0 million.

On October 1, 2015, the Company acquired Two Buckhead Plaza, an office building located in the Buckhead submarket of Atlanta, Georgia, for a gross purchase price of $80.0 million. The Company assumed the first mortgage secured by the property, which had an outstanding balance of approximately $52.0 million with an interest rate of 6.43% as of October 1, 2015 and a maturity date of October 1, 2017.

The aggregate preliminary purchase price assignment related to tangible and intangible assets and liabilities based on Level 2 and Level 3 inputs for One Buckhead Plaza, Harborview Plaza and Two Buckhead Plaza is as follows (in thousands):

Amount
Land	$41,524
Buildings	224,716
Tenant improvements	11,982
Lease commissions	8,210
Lease in place value	16,108
Above market leases	2,026
Below market leases	(14,426)
Mortgage premium for mortgage assumed	(4,140)

The assignment of the purchase price was based on preliminary estimates and is subject to change within the measurement period as valuations are finalized.

The Company’s unaudited pro forma results of operations after giving effect to the purchases of One Buckhead Plaza, Harborview Plaza and Two Buckhead Plaza as if the purchases had occurred on January 1, 2014 is as follows (in thousands, except per share data):

	Year Ended
	December 31,
	2015	2014
	(Unaudited)
Revenues	$486,680	$489,312
Net income attributable to common stockholders	$67,789	$45,886
Basic net income attributable to common stockholders	$0.61	$0.45
Diluted net income attributable to common stockholders	$0.61	$0.45

2014 Acquisitions

On January 30, 2014, the Company completed the acquisition of the JTB Center, a complex of three office buildings located in the Deerwood submarket of Jacksonville, Florida, for a gross purchase price of $33.3 million. The JTB Center was unencumbered by secured indebtedness and financed through available cash.

On April 10, 2014, the Company completed the acquisition of Courvoisier Centre, a complex of two office buildings located in the Brickell submarket of Miami, Florida, for a gross purchase price of $145.8 million. The acquisition was financed through available cash and borrowings under the Company’s unsecured term loans.

On April 14, 2014, the Company commenced construction of Hayden Ferry Lakeside III, a planned office development in the Tempe submarket of Phoenix, Arizona. The Operating Partnership entered into an amendment to the partnership agreement of Parkway Properties Office Fund II L.P. (“Fund II”) to, among other things, authorize the Hayden Ferry Lakeside III development and authorize the general partner of Fund II to transfer an interest in the ownership of Hayden Ferry Lakeside III, a subsidiary of Fund II, to the Operating Partnership for $2.0 million. The Company now owns a 70%

indirect controlling interest in Hayden Ferry Lakeside III.  Costs related to planning, developing, leasing and constructing the property, including costs of development personnel working directly on projects under development, are capitalized. For the year ended December 31, 2014, development costs incurred totaled approximately $24.0 million. On July 2, 2014, Fund II closed on a construction loan secured by Hayden Ferry Lakeside III. See “Note 7—Capital and Financing Transactions—Mortgage Notes Payable” for additional details.

On April 14, 2014, the Company completed the acquisition of One Orlando Centre, an office building located in the central business district of Orlando, Florida, for a gross purchase price of $55.1 million. The Company made an $8.0 million equity investment that will be held in lender reserve accounts to fund the leasing and repositioning of the asset. As part of the purchase price, the Company paid $1.1 million to acquire its 100% interest in the property and simultaneously with the equity investment, the existing $68.3 million first mortgage note secured by the property was restructured into a new $54.0 million first mortgage and a $15.3 million subordinated note. See “Note 7—Capital and Financing Transactions—Mortgage Notes Payable” for additional details.

On July 3, 2014, the Company completed the acquisition of Millenia Park One, an office building located in the Millenia submarket of Orlando, Florida, for a gross purchase price of $25.5 million. The acquisition was funded using available cash and borrowings from the Company’s senior unsecured revolving credit facility.

On July 29, 2014, the Company purchased a first mortgage note in an original principal amount of $50.0 million secured by The Forum at West Paces, an office building located in the Buckhead submarket of Atlanta, Georgia. The total purchase price for the note, which was previously under special servicer oversight, was approximately $47.0 million. The note purchase was funded with borrowings under the Company’s senior unsecured revolving credit facility.  On August 19, 2014, the Company took ownership of The Forum at West Paces with a deed in lieu of foreclosure.

On November 17, 2014, the Company and The California State Teachers’ Retirement System (“CalSTRS”) terminated their joint venture in Austin, Texas. As part of the agreement, the Company acquired CalSTRS’ 60% interest in San Jacinto Center and One Congress Plaza, resulting in 100% ownership of these two assets, and transferred its 40% interest in Frost Bank Tower, 300 West 6th Street and One American Center to CalSTRS.  The fair value of the Company’s equity interest at November 17, 2014 was $124.7 million, which was determined using Level 2 inputs based on the fair values negotiated between the Company and CalSTRS. In connection with this transaction, the Company received net proceeds of approximately $43.6 million from CalSTRS and recognized a $52.8 million remeasurement gain, which was calculated as the difference between the fair value of the equity interest and the Company’s basis in the investment in joint venture, and which is included in gain on sale of real estate in the Company’s 2014 consolidated statement of operations and comprehensive income (loss).

On December 9, 2014, the Company acquired Corporate Center I, Corporate Center II and Corporate Center III, located in the Westshore submarket of Tampa, Florida, for a gross purchase price of $240.1 million. The acquisition of the Corporate Center assets was funded through a combination of proceeds received from the Company’s September 2014 public offering of common stock and borrowings under the Company’s senior unsecured revolving credit facility. In conjunction with the closing of the Corporate Center acquisition, the Company completed the purchase and immediate sale of 19 additional office properties located in six states. The Company sold these 19 office assets, which were not consistent with the Company’s current investment strategy, for a gross sale price of $234.8 million at no gain or loss.

On December 30, 2014, the Company purchased a leasehold interest in approximately seven acres of land available for development for a gross purchase price of $4.7 million. On December 31, 2014, the Company acquired approximately 6.5 acres of land available for development for a gross purchase price of $4.8 million.  Both land parcels are located in the Westshore submarket of Tampa, Florida adjacent to the Company’s Corporate Center I, II, III and IV assets.

The following table summarizes the aggregate purchase price assignments for JTB Center, Courvoisier Centre(1), One Orlando Centre, Millenia Park One, The Forum at West Paces, Corporate Center I, Corporate Center II, Corporate Center III, Corporate Center land and leasehold improvements, One Congress Plaza and San Jacinto Center (in thousands):

Amount
Land	$146,602
Buildings	617,807
Tenant improvements	46,146
Lease commissions	17,575
Lease in place value	47,070
Above market leases	10,272
Above (below) market ground leases, net	16,687
Below market leases	(21,433)
Mortgage premium for mortgages assumed	(18,251)

(1) The purchase price of Courvoisier Centre was reduced by $5.3 million of credits from the seller.

The unaudited pro forma effect on the Company’s results of operations for the purchase of JTB Center, Courvoisier Centre, One Orlando Centre, Millenia Park One, The Forum at West Paces, Corporate Center I, Corporate Center II, Corporate Center III, One Congress Plaza and San Jacinto Center as if the purchases had occurred on January 1, 2013 is as follows (in thousands, except per share data):

	Year Ended
	December 31,
	2014	2013
	(Unaudited)
Revenues	$493,708	$370,980
Net income (loss) attributable to common stockholders	$39,873	$(18,471)
Basic net income (loss) attributable to common stockholders	$0.39	$(0.28)
Diluted net income (loss) attributable to common stockholders	$0.37	$(0.28)

Development Property

The Company has a consolidated joint venture with Fund II for Hayden Ferry Lakeside III, a development property located in Phoenix, Arizona. The Company has a 57.142% direct membership interest in the joint venture with Fund II as a 42.858% investor. In total, the Company is, directly and indirectly, a 70% investor in the joint venture, and TRST is a 30% investor.

During the years ended December 31, 2015 and 2014, Fund II increased its investment in the Hayden Ferry Lakeside III development by $37.3 million and $24.0 million, respectively, of which the Company’s share was approximately $26.1 million and $16.8 million, respectively. To date, Fund II has invested $61.3 million in the project and expects the total investment to be approximately $68.8 million. As of December 31, 2015, the Company’s total investment and its expected total investment were approximately $42.9 million and $48.2 million, respectively.

2015 Dispositions

On January 15, 2015, the Company sold the Raymond James Tower, an office property located in Memphis, Tennessee, for a gross sale price of $19.3 million, providing $8.9 million in buyer credits, and recognized a loss of approximately $117,000 during the year ended December 31, 2015.

On February 4, 2015, the Company sold the Honeywell Building, an office property located in Houston, Texas, for a gross sale price of $28.0 million, and recognized a gain of approximately $14.3 million during the year ended December 31, 2015.

On April 8, 2015, Fund II sold Two Ravinia Drive, an office property located in Atlanta, Georgia, for a gross sale price of $78.0 million, and recognized a gain of approximately $29.0 million during the year ended December 31, 2015, of which $8.7 million was the Company’s share. For a discussion of Fund II’s paydown of the mortgage debt secured by Two Ravinia Drive, see “Note 7—Capital and Financing Transactions—Mortgage Notes Payable.”

On May 8, 2015, the Company sold 400 North Belt, an office property located in Houston, Texas, for a gross sale price of $10.2 million, and recognized a loss of approximately $1.2 million during the year ended December 31, 2015.

On May 13, 2015, the Company sold Peachtree Dunwoody, an office property located in Atlanta, Georgia, for a gross sale price of $53.9 million, and recognized a gain of approximately $14.5 million during the year ended December 31, 2015.

On June 5, 2015, the Company sold Hillsboro I-IV and V, office properties located in Ft. Lauderdale, Florida, for a gross sale price of $22.0 million, and recognized a gain of approximately $2.4 million during the year ended December 31, 2015.

On June 12, 2015, the Company sold Riverplace South, an office property located in Jacksonville, Florida, for a gross sale price of $9.0 million, and recognized a gain of approximately $466,000 during the year ended December 31, 2015.

On July 7, 2015, the Company sold Westshore Corporate Center and Cypress Center I-III, office properties located in Tampa, Florida, and Cypress Center IV, a parcel of land also located in Tampa, Florida, for a gross sale price of $66.0 million, and recognized a gain of approximately $19.2 million during the year ended December 31, 2015.

On July 16, 2015, Fund II sold 245 Riverside, an office property located in Jacksonville, Florida, for a gross sale price of $25.1 million, and recognized a gain of approximately $7.2 million during the year ended December 31, 2015, of which $2.2 million was the Company’s share. For a discussion of Fund II’s paydown of the mortgage debt secured by 245 Riverside, see “Note 7—Capital and Financing Transactions—Mortgage Notes Payable.”

On July 31, 2015, the Company sold 550 Greens Parkway, an office property located in Houston, Texas, for a gross sale price of $2.3 million, and recognized a gain of approximately $37,000 during the year ended December 31, 2015. During the year ended December 31, 2015, utilizing Level 2 fair value inputs, including its purchase and sale agreement dated July 24, 2015, the Company determined the carrying value of 550 Greens Parkway was not recoverable. As a result, the Company recognized an impairment loss on real estate of $4.4 million for the difference between the carrying value and the estimated fair value during the year ended December 31, 2015.

On September 1, 2015, the Company sold Comerica Bank Building, an office property located in Houston, Texas, for a gross sale price of $31.4 million, and recognized a gain of approximately $13.0 million during the year ended December 31, 2015.

On September 3, 2015, the Company sold Squaw Peak I & II, an office property located in Phoenix, Arizona, for a gross sale price of $51.3 million, and recognized a gain of approximately $13.2 million during the year ended December 31, 2015.

On September 11, 2015, the Company sold One Commerce Green, an office property located in Houston, Texas, for a gross sale price of $47.5 million, providing $23.5 million in buyer credits, and recognized a loss of approximately $5.2 million during the year ended December 31, 2015.

On September 30, 2015, the Company sold City Centre, an office property located in Jackson, Mississippi, for a gross sale price of $6.2 million, and recognized a loss of approximately $108,000 during the year ended December 31, 2015. The Company recognized an impairment loss on real estate of $1.0 million for the difference between the carrying value and the estimated fair value during the year ended December 31, 2015.

On December 23, 2015, the Company sold Millenia Park One, an office property located in Orlando, Florida for a gross sales price of $28.2 million, and recognized a gain of approximately $3.5 million during the year ended December 31, 2015.

2014 Dispositions

On January 14, 2014, the Company sold the Woodbranch Building, an office property located in Houston, Texas, for a gross sale price of $15.0 million. The Company received approximately $13.9 million in net proceeds, which were used to fund subsequent acquisitions. The Company recorded a gain of approximately $10.0 million during the year ended December 31, 2014.

On January 31, 2014, the Company sold Mesa Corporate Center, an office property located in Phoenix, Arizona, for a gross sale price of $13.2 million. The Company received approximately $12.1 million in net proceeds from the sale, which were used to fund subsequent acquisitions. The Company recorded a gain of approximately $489,000 during the year ended December 31, 2014.

On September 4, 2014, the Company sold the Schlumberger Building located in Houston, Texas. The Company received approximately $17.0 million in gross proceeds. The Company received $16.2 million in net proceeds from the sale, which the Company used to fund subsequent acquisitions. The Company recorded a gain of approximately $6.7 million during the year ended December 31, 2014.

On October 6, 2014, Fund II sold Tempe Town Lake, a parcel of land zoned for a hotel development in Tempe, Arizona, for a gross sale price of $2.0 million.  Fund II recognized a gain of $739,000, of which $221,700 was the Company’s share during the year ended December 31, 2014.

On December 29, 2014, the Company sold 525 North Tryon, an office property located in Charlotte, North Carolina, for a gross sale price of $60.0 million. The Company recognized a gain on the sale of approximately $16.1 million during the year ended December 31, 2014.

Contractual Obligations and Minimum Rental Receipts

Obligations for tenant improvement allowances and lease commission costs for leases in place and commitments for building improvements at December 31, 2015 are as follows (in thousands):

2016	$56,708
2017	2,377
2018	10
2019	114
2020	3,007
Thereafter	25
Total	$62,241

Minimum future operating lease payments for various equipment leased at the office properties is as follows for operating leases in place at December 31, 2015 (in thousands):

2016	$163
2017	122
2018	72
2019	9
2020	—
Total	$366

The following is a schedule by year of future minimum rental receipts under noncancelable leases for office buildings owned at December 31, 2015 (in thousands):

2016	$358,388
2017	361,162
2018	332,595
2019	297,855
2020	267,131
Thereafter	1,119,145
Total	$2,736,276

The following is a schedule by year of future minimum ground lease payments at December 31, 2015 (in thousands):

2016	$1,264
2017	1,294
2018	1,294
2019	1,294
2020	1,296
Thereafter	91,378
Total	$97,820

At December 31, 2015, the Company owned Corporate Center I, Corporate Center II and Corporate Center III in Tampa, Florida, each of which are subject to a ground lease. The leases have remaining terms of approximately 65 years with expiration dates of December 31, 2080. Payments consist of a stated monthly amount that adjusts five percent every tenth anniversary through the expiration date.

At December 31, 2015, the Company owned Corporate Center IV in Tampa, Florida which is subject to a ground lease. The lease has a remaining term of approximately 65 years with an expiration date of December 2080. Payments consist of a stated monthly amount that adjusts annually.

At December 31, 2015, the Company has a leasehold interest in land in Tampa, Florida. The lease has a remaining term of approximately 65 years with an expiration date of December 31, 2080. Payments consist of a stated monthly amount that adjusts five percent every tenth anniversary through the expiration date.

At December 31, 2015, the Company owned NASCAR Plaza in Charlotte, North Carolina, which is subject to a ground lease. The lease has a remaining term of approximately 90 years with an expiration date of December 2105. Payments consist of a stated monthly amount through the expiration date.

At December 31, 2015, the Company owned Lincoln Place in Miami, Florida, which is subject to a ground lease. The lease has a remaining term of approximately 34 years with an expiration date of August 31, 2049. Payments consist of a stated monthly amount through the expiration date.

The Company recognized ground rent expenses for these leases of $1.5 million, $601,000, and $198,000 for the years ended December 31, 2015, 2014 and 2013, respectively.

Note 3 - Mortgage Loan Receivable

On June 3, 2013, the Company issued a $13.9 million first mortgage loan to the US Airways Building Tenancy in Common, which is secured by the US Airways Building, an office building located in Phoenix, Arizona in which the Company owns a 74.6% interest, with US Airways owning the remaining 25.4% interest in the building. The mortgage loan has a fixed interest rate of 3.0% and matures on December 31, 2016. As of December 31, 2015 and 2014, the balance of the mortgage loan was $13.1 million and $13.4 million, respectively. Because the Company acts as both the lender and the borrower for this mortgage loan, its share of the mortgage loan is not reflected on the Company’s consolidated balance sheets. As of December 31, 2015 and 2014, the balance of the Company’s mortgage loan receivable was $3.3 million and $3.4 million, respectively.

Note 4 - Investment in Unconsolidated Joint Ventures

In addition to the 35 office properties included in the consolidated financial statements, the Company was also invested in three unconsolidated joint ventures as of December 31, 2015. Accordingly, the assets and liabilities of the joint ventures are not included on the Company’s consolidated balance sheet at December 31, 2015.  Information relating to these unconsolidated joint ventures is summarized below (in thousands, except ownership percentages):

		Parkway’s	December 31,
Joint Venture Entity	Location	Ownership%	2015	2014
US Airways Building Tenancy in Common	Phoenix, AZ	74.58%	$38,472	$39,760
7000 Central Park JV LLC (“7000 Central Park”)	Atlanta, GA	40.00%	120	15,790
Tryon Place, LLC	Charlotte, NC	14.80%	1,000	—
			$39,592	$55,550

US Airways Building Tenancy in Common

On June 3, 2013, the Company purchased a 74.6% interest in the US Airways Building, an office building located in the Tempe submarket of Phoenix, Arizona, for a purchase price of $41.8 million. US Airways owns the remaining 25.4% interest in the building. This office building is adjacent to the Company’s Hayden Ferry Lakeside and Tempe Gateway assets and shares a parking garage with Tempe Gateway. The property is the headquarters for US Airways, which has leased 100% of the building through April 2024. US Airways has a termination option on December 31, 2021 with 12 months’ prior written notice. At closing, the Company issued a $13.9 million first mortgage loan to the US Airways Building Tenancy in Common, which is secured by the US Airways Building. The mortgage loan has a fixed interest rate of 3.0% and matures on December 31, 2016. As of December 31, 2015 and 2014, the balance of the mortgage loan was $13.1 million and $13.4 million, respectively. Because the Company acts as both the lender and the borrower for this mortgage loan, its share of the mortgage loan is not reflected on the Company’s consolidated balance sheets. As of December 31, 2015 and 2014, the balance of the Company’s mortgage loan receivable was $3.3 million and $3.4 million, respectively.

7000 Central Park

On November 5, 2013, the Company and its joint venture partner foreclosed and took ownership of 7000 Central Park, an office building located in the Central Perimeter of Atlanta, Georgia. The Company previously acquired a 40% common equity interest in a mortgage note secured by the asset for approximately $45.0 million, comprised of an investment of approximately $37.0 million for a preferred equity interest in the joint venture that acquired the note and an investment of approximately $8.0 million for a 40% common equity interest. On December 13, 2013, the Company and its joint venture partner placed secured financing on the asset in the amount of $30.0 million, the net proceeds of which were used to repay a portion of the Company’s initial preferred equity investment, reducing the preferred equity interest to approximately $7.6 million. The loan has a floating interest rate based on the one-month LIBOR rate plus a spread of 180 basis points, which represents an initial aggregate interest rate of 1.97%. The joint venture also purchased an interest rate hedge that caps LIBOR at 1.75% through December 2016 for the full amount of the loan. The loan has a maturity date of December 2016. On November 6, 2015, the Company and its joint venture partner sold 7000 Central Park for a gross sale price of $85.3 million. The joint venture recognized a gain on the sale of 7000 Central Park of approximately $30.5 million, and the Company recognized a gain on the sale of approximately $9.7 million during the year ended December 31, 2015.

Tryon Place, LLC

On December 23, 2015, the Company entered into a joint venture agreement with a third party investor for the purpose of exploring a development opportunity in Charlotte, North Carolina. The Company’s investment in this joint venture was $1.0 million as of December 31, 2015.

PKY/CalSTRS Austin, LLC

On December 19, 2013, in connection with the Company’s merger transactions with Thomas Properties Group, Inc. (“TPGI”) (such transactions, the “Mergers”), the Company acquired TPGI’s interest in PKY/CalSTRS Austin, LLC (the “Austin Joint Venture”). The Company and Madison International Realty (“Madison”) owned a 50% interest in the joint venture with CalSTRS, of which the Company’s ownership interest was 33%. The Austin Joint Venture owned the following properties: San Jacinto Center; Frost Bank Tower; One Congress Plaza; One American Center; and 300 West 6th Street. The cost of the Austin Joint Venture was adjusted to recognize the Company’s interest in the Austin Joint Venture’s earnings or losses. The difference between (a) the Company’s ownership percentage in the Austin Joint Venture multiplied by its earnings and (b) the amount of the Company’s equity in earnings of the Austin Joint Venture as reflected in the financial statements relates to the amortization or accretion of purchase accounting adjustments made at the time of the Mergers.

On January 24, 2014, pursuant to a put right held by Madison, the Company purchased Madison’s approximately 17% interest in the CalSTRS joint venture for a purchase price of approximately $41.5 million. On February 10, 2014, pursuant to an agreement entered into between CalSTRS and the Company, CalSTRS exercised an option to purchase 60% of Madison’s former interest on the same terms as the Company for approximately $24.9 million. After giving effect to these transactions, the Company had a 40% interest in the CalSTRS joint venture and the Austin properties, with CalSTRS owning the remaining 60%.

On November 17, 2014, the Company terminated the Austin Joint Venture. As part of the agreement, the Company acquired CalSTRS’ 60% interest in San Jacinto Center and One Congress Plaza, resulting in 100% ownership of two assets, and transferred the Company’s 40% interest in Frost Bank Tower, 300 West 6th Street and One American Center to CalSTRS. In connection with this transaction, the Company received net proceeds of approximately $43.6 million from CalSTRS and recognized a $52.8 million gain in 2014.

The following table summarizes the balance sheets of the unconsolidated joint ventures at December 31, 2015 excludes Tryon Place, LLC (in thousands):

	US Airways Building	7000 Central Park (1)
Cash	$138	$421
Real estate, net	46,087	—
Intangible assets, net	2,265	—
Receivables and other assets	3,472	41
Total assets	$51,962	$462

Mortgage debt	$13,105	$—
Other liabilities	381	85
Partners’ equity	38,476	377
Total liabilities & partners’ equity	$51,962	$462

(1) The joint venture sold its only asset on November 6, 2015.

The following table summarizes the income statements of the unconsolidated joint ventures for the year ended December 31, 2015, excludes Tryon Place, LLC (in thousands):

	US Airways Building	7000 Central Park (1)
Revenues	$4,504	$6,840
Operating expenses	(8)	(3,376)
Depreciation and amortization	(2,089)	(3,911)
Operating income (loss) before other income and expenses	2,407	(447)
Net gains on sale of real estate	—	30,478
Loss on extinguishment of debt	—	(172)
Interest expense	(404)	(533)
Loan cost amortization	—	(720)
Net income	$2,003	$28,606

(1) The joint venture sold its only asset on November 6, 2015.

The following table summarizes the balance sheets of the unconsolidated joint ventures at December 31, 2014 (in thousands):

	US Airways Building	7000 Central Park
Cash	$146	$1,218
Restricted cash	—	269
Real estate, net	47,632	48,532
Intangible assets, net	5,078	4,157
Receivables and other assets	824	2,099
Total assets	$53,680	$56,275

Mortgage debt	$13,441	$30,000
Other liabilities	370	1,561
Partners’ equity	39,869	24,714
Total liabilities & partners’ equity	$53,680	$56,275

The following table summarizes the income statements of the unconsolidated joint ventures for the year ended December 31, 2014 (in thousands):

	US Airways Building	7000 Central Park	Austin Joint Venture
Revenues	$4,504	$7,430	$86,548
Operating expenses	(3)	(3,856)	(36,467)
Depreciation and amortization	(2,089)	(4,352)	(32,877)
Operating income (loss) before other income and expenses	2,412	(778)	17,204
Interest expense	(413)	(593)	(33,671)
Loan cost amortization	—	(176)	565
Other expenses	—	—	(1)
Net income (loss)	$1,999	$(1,547)	$(15,903)

Note 5 - Receivables and Other Assets

The following represents the composition of Receivables and Other Assets as of December 31, 2015 and 2014:

	December 31,
	2015	2014
	(In thousands)
Rents and fees receivable	$1,491	$5,892
Allowance for doubtful accounts	(635)	(1,860)
Straight-line rent receivable	86,138	63,236
Other receivables	9,952	20,395
Lease costs, net of accumulated amortization of $60,310 and $52,963, respectively	148,901	129,781
Escrow and other deposits	40,444	28,263
Prepaid items	3,412	18,426
Cost method investment	3,500	3,500
Fair value of interest rate swaps	474	1,131
Deferred tax asset, non current	4,999	5,040
Other assets	1,033	1,228
	$299,709	$275,032

Note 6 - Intangible Assets, Net

The following table reflects the portion of the purchase price of office properties assigned to intangible assets, as discussed in “Note 1—Summary of Significant Accounting Policies.”  The portion of purchase price assigned to below market lease value and the related accumulated amortization is reflected in “Note 9—Accounts Payable and Other Liabilities.”

	December 31,
	2015	2014
	(In thousands)
Lease in place value	$235,810	$232,499
Accumulated amortization	(137,615)	(103,270)
Above market lease value	52,998	80,712
Accumulated amortization	(28,889)	(24,536)
Below market ground lease value	24,889	—
Accumulated amortization	(505)	—
Other intangibles	3,001	3,001
Accumulated amortization	(3,001)	(2,918)
	$146,688	$185,488

Note 7 - Capital and Financing Transactions

Notes Payable to Banks, Net

At December 31, 2015, the carrying amount of the Company’s notes payable to banks, net was $542.9 million, including $550.0 million outstanding under the following credit facilities (in thousands):

Credit Facilities	Interest Rate	Initial Maturity	Outstanding Balance at December 31, 2015
$10.0 Million Working Capital Revolving Credit Facility	1.7%	03/30/2018	$—
$450.0 Million Revolving Credit Facility	1.5%	03/30/2018	—
$250.0 Million Five-Year Term Loan	2.6%	03/29/2019	250,000
$200.0 Million Five-Year Term Loan	1.5%	06/26/2020	200,000
$100.0 Million Seven-Year Term Loan	4.4%	03/31/2021	100,000
Notes payable to banks outstanding			550,000
Unamortized debt issuance costs, net			(7,120)
Notes payable to banks, net			$542,880

At December 31, 2014, the carrying amount of the Company’s notes payable to banks, net was $475.3 million, including $481.5 million outstanding under the following credit facilities (in thousands):

Credit Facilities	Interest Rate	Initial Maturity	Outstanding Balance at December 31, 2014
$10.0 Million Working Capital Revolving Credit Facility	1.7%	03/30/2018	$—
$250.0 Million Revolving Credit Facility	1.6%	03/30/2018	131,500
$250.0 Million Five-Year Term Loan	2.5%	03/29/2019	250,000
$100.0 Million Seven-Year Term Loan	4.3%	03/31/2021	100,000
Notes payable to banks outstanding			481,500
Unamortized debt issuance costs, net			(6,217)
Notes payable to banks, net			$475,283

Effective April 1, 2014, the Company entered into an Amended, Restated and Consolidated Credit Agreement (the “Amended Agreement”) which provides for a $250.0 million senior unsecured revolving credit facility, a $250.0 million five-year unsecured term loan and a $100.0 million seven-year unsecured term loan. The Amended Agreement amended, restated and consolidated the agreements governing the Company’s prior $215.0 million senior unsecured revolving credit facility, $125.0 million unsecured term loan and $120.0 million unsecured term loan. The maturity date of the senior unsecured revolving credit facility was extended to March 30, 2018, with an additional one-year extension option, and the $250.0 million five-year unsecured term loan and $100.0 million seven-year unsecured term loan have maturity dates of March 29, 2019 and March 31, 2021, respectively.

The $100.0 million seven-year unsecured term loan tranche had a delayed-draw feature which allowed the Company to draw all or a portion of the $100.0 million commitment in not more than two draws over a 12-month period. The Company drew the full amount on April 8, 2014 and simultaneously repaid in full the first mortgage debt secured by the Bank of America Center in Orlando, Florida, which had an outstanding balance of $33.9 million. The Company recognized a loss on extinguishment of debt of $339,000 on the repayment of the Bank of America Center mortgage.

Additionally, effective April 1, 2014, the Company amended its $10.0 million unsecured working capital credit facility under terms and conditions similar to the Amended Agreement.

On January 27, 2015, the Company exercised the accordion feature under its senior unsecured revolving credit facility to increase the facility by $200.0 million to $450.0 million. All other terms and covenants associated with the senior unsecured revolving credit facility remained unchanged as a result of the increase.

On June 26, 2015, the Company entered into a term loan agreement for a $200.0 million five-year unsecured term loan. The unsecured term loan has a maturity date of June 26, 2020, and has an accordion feature that allows for an increase in the size of the unsecured term loan to as much as $400.0 million. Interest on the unsecured term loan is based on LIBOR plus an applicable margin of 0.90% to 1.75% depending on the Company’s highest credit rating (with the current margin set at 1.35%). The unsecured term loan has substantially the same operating and financial covenants as required by the Company’s $450.0 million senior unsecured revolving credit facility.

The senior unsecured revolving credit facility and unsecured term loans bear interest at LIBOR plus an applicable margin. As a result of the investment grade credit ratings the Company received in January 2015 from the Standard & Poor’s Ratings Services and Moody’s Investors Service, the Company has changed to a different pricing grid under its existing credit agreement that is based on the Company’s most recent credit rating. The new applicable margin for the senior unsecured revolving credit facility is currently1.30% resulting in an all-in rate of 1.49%. The new applicable margin for the $250.0 million five-year unsecured term loan is currently 1.40% resulting in a weighted average all-in rate of 2.56%, after giving effect to the floating-to-fixed-rate interest rate swaps. The new applicable margin for the $100.0 million seven-year unsecured term loan is currently 1.85%, resulting in an all-in rate of 4.41%, after accounting for the floating-to-fixed-rate interest rate swap. For a discussion of interest rate swaps entered into in connection with the Company’s unsecured term loans and senior unsecured revolving credit facility, see “—Interest Rate Swaps.”

Mortgage Notes Payable

A summary of mortgage notes payable at December 31, 2015 and 2014 is as follows (in thousands):

	Variable	Fixed	Maturity	Monthly	December 31,
Office Properties	Rate	Rate (1)	Date	Payment	2015	2014
Wholly Owned
Westshore Corporate Center		2.5%	05/01/2015	$—	$—	$14,091
Teachers Insurance and Annuity Associations (5 properties)		6.2%	01/01/2016	—	—	68,884
John Hancock Facility (2 properties)		7.6%	06/01/2016	—	—	17,398
3350 Peachtree		7.3%	03/05/2017	—	—	32,185
One Orlando Centre		4.6%	05/11/2017	265	54,000	54,000
One Congress Plaza		3.2%	06/11/2017	649	128,000	128,000
San Jacinto Center		3.2%	06/11/2017	509	101,000	101,000
The Pointe		4.0%	02/10/2019	112	23,364	23,500
Corporate Center IV (2)		4.6%	04/08/2019	223	35,491	36,000
Citrus Center		6.3%	06/01/2020	153	20,645	21,138
Stein Mart		6.5%	08/01/2020	81	10,778	11,041
Phoenix Tower		3.9%	03/01/2023	417	78,555	80,000
Deerwood North and South		3.9%	04/01/2023	276	84,500	84,500
Lincoln Place		3.6%	06/11/2016	293	48,030	48,670
CityWestPlace I & II		3.5%	07/06/2016	738	114,460	116,111
CityWestPlace III & IV		4.3%	03/05/2020	512	90,334	91,889
San Felipe Plaza		4.3%	12/01/2018	576	107,877	109,585
Two Buckhead Plaza		2.6%	10/01/2017	278	52,000	—
Total Wholly Owned				5,082	949,034	1,037,992

Parkway Properties Office Fund II, LP
3344 Peachtree		5.3%	10/01/2017	485	80,986	82,907
Hayden Ferry Lakeside I (2)		4.5%	07/25/2018	112	21,536	21,887
Hayden Ferry Lakeside II & IV (2)		4.0%	07/25/2018	227	46,064	46,875
Hayden Ferry Lakeside III	2.2%		07/25/2018	58	31,271	481
245 Riverside		5.2%	03/31/2019	—	—	9,166
Two Ravinia		5.0%	05/20/2019	—	—	22,100
Two Liberty Place		5.2%	06/10/2019	495	89,567	90,200
Total Fund II				$1,377	$269,424	$273,616
Unamortized premium, net					$19,878	$27,842
Unamortized debt issuance costs, net					$(2,834)	$(3,968)
Total Mortgage Notes Payable, net				$6,459	$1,235,502	$1,335,482

(1)         This represents the net effective interest rate based on GAAP interest expense.

(2)         Property has entered into an interest rate swap agreement with the Lender associated with these mortgage loans.

At December 31, 2015 and 2014, the net book value of the office properties collateralizing the mortgage loans was $1.9 billion and $2.0 billion, respectively.

The aggregate annual maturities of mortgage notes payable at December 31, 2015 are as follows (in thousands):

	Weighted Average GAAP Interest Rate	Total Mortgage Maturities	Balloon Payments	Principal Amortization
2016	3.6%	$175,849	$161,407	$14,442
2017	3.7%	426,356	412,397	13,959
2018	3.9%	209,724	193,500	16,224
2019	4.9%	146,435	138,632	7,803
2020	4.8%	115,156	110,335	4,821
Thereafter	3.9%	144,938	135,141	9,797
Total principal maturities		1,218,458	$1,151,412	$67,046
Fair value premiums on mortgage debt acquired, net	N/A	19,878
Unamortized debt issuance costs, net		(2,834)
Total principal maturities and fair value premium on mortgage debt acquired	4.0%	$1,235,502

On April 8, 2014, the Company repaid the first mortgage debt secured by Bank of America Center and terminated the related $33.9 million floating-to-fixed interest rate swap. The terminated $33.9 million swap had a liability value of $1.9 million which was rolled into the pricing set for the new $100.0 million swap.

On April 14, 2014, the Company purchased One Orlando Centre in Orlando, Florida, and simultaneously restructured the existing first mortgage loan secured by the property. The existing $68.3 million first mortgage note was restructured into a new $54.0 million first mortgage note and a $15.3 million subordinated note. Upon the sale or recapitalization of the property, proceeds are to be distributed first to the lender up to the amount of outstanding principal of the first mortgage note; second, to the Company up to its equity investment; third, to the Company until it receives a 12% annual return on its equity investment; fourth, 60% to the Company and 40% to the lender until the subordinated note is repaid in full; and fifth, to the Company at 100%. At the acquisition date, and as of December 31, 2015, the fair value of the subordinated note was zero.

On July 2, 2014, Fund II closed on a construction loan secured by the Hayden Ferry Lakeside III development in the Tempe submarket of Phoenix, Arizona for $43.0 million, or 62.5% of the total estimated cost of the development, which will be funded subsequent to Fund II’s and the Company’s equity investment in the development. The loan is initially a 35% recourse loan to Fund II that will be reduced to non-recourse upon stabilization of the property. The loan is cross-collateralized with Fund II’s Hayden Ferry Lakeside I, Hayden Ferry Lakeside II, Hayden Ferry Lakeside IV and the adjacent parking garage. The loan matures on July 25, 2018, is interest-only through maturity, and has an interest rate of one-month LIBOR plus 1.80% which decreases to 1.60% upon stabilization. As of December 31, 2015, the balance of the construction loan payable was approximately $31.3 million.

On November 17, 2014, the Company terminated the Austin Joint Venture. As part of the agreement, the Company acquired CalSTRS’ 60% interest in One Congress Plaza and San Jacinto Center, resulting in 100% ownership of these two assets. As a result, the Company assumed a mortgage loan with a balance of $128.0 million at December 31, 2014, with an interest rate of 6.1% and a maturity date of June 11, 2017 for One Congress Plaza, and assumed a mortgage loan with a balance of $101.0 million at December 31, 2014, with an interest rate of 6.0% and a maturity date of June 11, 2017 for San Jacinto Center.

On December 31, 2014, the Company extinguished the mortgage loan associated with Raymond James Tower in Memphis, Tennessee with a principal balance of $7.9 million. The Company incurred a loss on extinguishment of debt of approximately $2.1 million as part of the repayment.

On March 5, 2015, the Company extinguished the mortgage note payable associated with Westshore Corporate Center. The balance at the date of payoff was approximately $14.0 million. The Company recognized a gain on extinguishment of debt of approximately $79,000.

On April 3, 2015, the Company paid in full the $68.0 million Teachers Insurance and Annuity Associations mortgage debt secured by Hillsboro I-IV and V, Peachtree Dunwoody, One Commerce Green and the Comerica Bank Building and incurred a $3.0 million prepayment fee as part of the repayments.

On April 6, 2015, the Company paid in full the $31.9 million first mortgage secured by 3350 Peachtree and incurred a $319,000 prepayment fee as part of the repayment.

On April 8, 2015, Fund II paid in full the $22.1 million mortgage debt secured by Two Ravinia Drive and incurred a prepayment fee and swap early termination fee of $1.8 million as part of the repayment, of which $525,000 was the Company’s share.

On July 16, 2015, Fund II paid in full the $9.1 million mortgage debt secured by 245 Riverside and incurred a prepayment fee and swap early termination fee of $702,000 as part of the repayment, of which $210,000 was the Company’s share.

On October 1, 2015, the Company assumed the $52.0 million first mortgage secured by Two Buckhead Plaza. The loan has an interest rate of 6.43% and matures on October 1, 2017.

On December 22, 2015, the Company paid in full the $17.1 million first mortgage debt secured by 5300 Memorial and Town & Country and incurred a $503,000 prepayment fee as part of the repayments.

Interest Rate Swaps

The Company’s objectives in using interest rate derivatives are to add stability to interest expense and to manage its exposure to interest rate movements. To accomplish this objective, the Company primarily uses interest rate swaps and caps as part of its interest rate risk management strategy.  Interest rate swaps designated as cash flow hedges involve the receipt of variable amounts from a counterparty in exchange for the Company making fixed-rate payments over the life of the agreements without exchange of the underlying notional amount.  Interest rate caps designated as cash flow hedges involve the receipt of variable amounts from a counterparty if interest rates rise above the strike rate on the contract in exchange for an upfront premium.

The Company’s interest rate hedge contracts at December 31, 2015 and 2014 are summarized as follows (in thousands):

		Current					Asset (Liability) Balance
Type of		Associated	Notional	Maturity	Reference	Fixed	December 31,
Hedge	Balance Sheet Location	Loan	Amount	Date	Rate	Rate	2015	2014
Swap	Receivables and Other Assets	5-year term loan	$50,000	09/27/2017	1-month LIBOR	0.7%	$190	$452
Swap	Account payable and other liabilities	5-year term loan	$120,000	06/11/2018	1-month LIBOR	1.6%	(1,515)	(1,438)
Swap	Account payable and other liabilities	Corporate Center IV	$13,475	10/08/2018	1-month LIBOR	3.3%	(68)	(18)
Swap	Receivables and Other Assets	5-year term loan	$75,000	09/27/2017	1-month LIBOR	0.7%	284	679
Swap	Account payable and other liabilities	Hayden Ferry Lakeside II	$4,316	01/25/2018	1-month LIBOR	1.7%	(61)	(71)
Swap	Account payable and other liabilities	Hayden Ferry Lakeside I	$21,536	01/25/2018	1-month LIBOR	4.5%	(655)	(877)
Swap	Account payable and other liabilities	Hayden Ferry Lakeside II	$41,747	01/25/2018	1-month LIBOR	1.5%	(392)	(413)
Swap	Account payable and other liabilities	245 Riverside	$9,166	09/30/2018	1-month LIBOR	5.2%	—	(617)
Swap	Account payable and other liabilities	Corporate Center IV	$22,016	10/08/2018	1-month LIBOR	5.4%	(1,295)	(1,613)
Swap	Account payable and other liabilities	Two Ravinia Drive	$22,100	11/18/2018	1-month LIBOR	5.0%	—	(1,317)
Swap	Account payable and other liabilities	5-year term loan	$5,000	04/01/2019	1-month LIBOR	1.7%	(76)	(60)
Swap	Account payable and other liabilities	7-year term loan	$100,000	03/31/2021	1-month LIBOR	2.6%	(4,964)	(4,652)
							$(8,552)	$(9,945)

On April 1, 2014, the Company entered into a new $100.0 million floating-to-fixed interest rate swap attributable to one-month LIBOR indexed interest payments made each month. The $100.0 million swap has a fixed rate of 2.6%, an effective date of April 1, 2014 and a maturity date of March 31, 2021. The Company entered into this interest rate swap in connection with its $100.0 million seven-year unsecured term loan that bears interest at LIBOR plus the applicable margin which ranges from 1.75% to 2.30% based on the Company’s overall leverage. The current spread associated with the loan is 1.75% resulting in an all-in rate of 4.31%.

The Company designated these swaps as cash flow hedges of the variable interest payments associated with the mortgage loans.

Tabular Disclosure of the Effect of Derivative Instruments on the Consolidated Statements of Operations and Comprehensive Income (Loss)

The table below presents the effect of the Company’s derivative financial instruments on the Company’s consolidated statements of operations and comprehensive income (loss) for the years ended December 31, 2015, 2014 and 2013 (in thousands):

	Year Ended
	December 31,
Derivatives in Cash Flow Hedging Relationships (Interest Rate Swaps)	2015	2014	2013
Amount of gain (loss) recognized in other comprehensive income on derivatives	$(7,498)	$(10,968)	$4,110
Amount reclassified from accumulated other comprehensive loss into earnings	$7,138	$7,445	$5,615
Amount of (gain) loss recognized in income on derivatives (ineffective portion, reclassifications of missed forecasted transactions and amounts excluded from effectiveness testing)	$1,859	$(212)	$390

Note 8 - Fair Values of Financial Instruments

Fair values of financial instruments were as follows (in thousands):

	As of December 31,
	2015		2014
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Financial Assets:
Cash and cash equivalents	$74,961	$74,961	$116,241	$116,241
Mortgage loan receivable	3,331	3,331	3,417	3,417
Interest rate swap agreements	474	474	1,131	1,131
Financial Liabilities:
Mortgage notes payable, net	$1,235,502	$1,235,553	$1,335,482	$1,327,637
Notes payable to banks, net	542,880	548,414	475,283	477,967
Interest rate swap agreements	9,026	9,026	11,077	11,077

The methods and assumptions used to estimate fair value for each class of financial asset or liability are discussed below:

Cash and cash equivalents:  The carrying amounts for cash and cash equivalents approximate fair value.

Mortgage notes payable, net:  The fair value of mortgage notes payable is estimated using discounted cash flow analysis, based on the Company’s current incremental borrowing rates for similar types of borrowing arrangements. This information is considered a Level 2 input as defined by ASC 820.

Mortgage loan receivable: The carrying amount for the mortgage loan approximates fair value.

Notes payable to banks, net:  The fair value of the Company’s notes payable to banks is estimated by discounting expected cash flows at current market rates. This information is considered a Level 2 input as defined by ASC 820.

Interest rate swap agreements:  The fair value of the interest rate swaps is determined by estimating the expected cash flows over the life of the swap using the mid-market rate and price environment as of the last trading day of the reporting period. This information is considered a Level 2 input as defined by ASC 820.

Non-financial assets and liabilities recorded at fair value on a non-recurring basis include the following: (1) non-financial assets and liabilities measured at fair value in a business combination; (2) impairment or disposal of long-lived assets measured at fair value; and (3) equity method investments or cost method investments measured at fair value due to an impairment. The fair values assigned to the Company’s purchase price assignments utilize Level 2 and Level 3 inputs as defined by ASC 820. The fair value assigned to the long-lived assets for which there was impairment recorded utilize Level 2 inputs as defined by ASC 820.

Note 9 - Accounts Payable and Other Liabilities

The following represents the composition of Accounts Payable and Other Liabilities as of December 31, 2015 and 2014:

	December 31,
	2015	2014
	(In thousands)
Office property payables:
Accrued expenses and accounts payable	$55,322	$43,359
Accrued property taxes	22,857	25,652
Prepaid rents	18,787	16,311
Deferred revenues	25	105
Security deposits	7,135	7,964
Below market lease value	117,718	105,504
Accumulated amortization — below market lease value	(52,844)	(29,251)
Corporate payables	4,077	11,854
Deferred tax liability	793	470
Accrued payroll	4,845	3,210
Fair value of interest rate swaps	9,026	11,077
Interest payable	5,944	6,158
	$193,685	$202,413

Note 10 - Net Income (Loss) Per Common Share

The computation of diluted EPS is as follows (in thousands, except per share data):

	Year Ended
	December 31,
	2015	2014	2013
	(in thousands, except per share data)
Numerator:
Basic net income (loss) attributable to common stockholders	$67,335	$42,943	$(29,687)
Effect of net income attributable to noncontrolling interests - unit holders	2,947	2,089	—
Diluted net income (loss) attributable to common stockholders	$70,282	$45,032	$(29,687)
Denominator:
Basic weighted average shares outstanding	111,490	101,913	66,336
Effect of Operating Partnership Units	4,903	5,200	—
Effect of RSUs	205	182	—
Effect of restricted shares	5	13	—
Effect of deferred incentive share units	3	11	—
Effect of LTIP units	85	—	—
Diluted adjusted weighted average shares outstanding	116,691	107,319	66,336

Basic and diluted net income (loss) per share attributable to Parkway Properties, Inc.	$0.60	$0.42	$(0.45)

The computation of diluted EPS for 2015 did not include the effect of employee stock options as their inclusion would have been anti-dilutive. The computation of diluted EPS for 2014 did not include the effect of employee stock options and LTIP units as their inclusion would have been anti-dilutive. The computation of diluted EPS for 2013 did not include the effect of net loss attributable to unit holders in the numerator and Operating Partnership units, employee stock options, RSUs, restricted shares, deferred incentive share units, and LTIP units in the denominator, as their inclusion would have been anti-dilutive. Terms and conditions of these awards are described in “Note 15—Share-Based and Long-Term Compensation Plans.”

Note 11 - Stockholders’ Equity

Common Stock

On January 10, 2014, the Company completed an underwritten public offering of 10.5 million shares of its common stock at the public offering price of $18.15. On February 11, 2014, the Company sold an additional 1.325 million shares of its common stock at the public offering price of $18.15 pursuant to the exercise of the underwriters’ option to purchase additional shares. The net proceeds from the offering, including shares sold pursuant to the underwriters’ option to purchase additional shares, after deducting the underwriting discount and offering expenses payable by the Company, were approximately $205.2 million which the Company used to fund acquisitions, to repay amounts outstanding under the Company’s senior unsecured revolving credit facility, and for general corporate purposes.

On September 26, 2014, the Company completed an underwritten public offering of 10 million shares of its common stock at the public offering price of $18.60. On October 2, 2014, the Company sold an additional 1.5 million shares of its common stock at the public offering price of $18.60 pursuant to the exercise of the underwriters’ option to purchase additional shares. The net proceeds from the offering, including shares sold pursuant to the underwriters’ option to purchase additional shares, after deducting the underwriting discount and offering expenses payable by the Company, were approximately $204.8 million. The Company used the net proceeds from the offering, including the net proceeds from the shares sold pursuant to the underwriters’ option, to fund acquisitions and to repay amounts under its senior unsecured revolving credit facility.

On May 28, 2014, the Company entered into an ATM Equity OfferingSM Sales Agreement (the “Sales Agreement”) with various agents whereby it may sell, from time to time, shares of its common stock having aggregate gross sales proceeds of up to $150.0 million through an “at-the-market” equity offering program. Sales may be made to the agents in their capacity as sales agents or as principals. The Company intends to use the net proceeds for general corporate purposes, which may include repaying temporarily amounts outstanding from time to time under its senior unsecured revolving credit facility, for working capital and capital expenditures and to fund potential acquisitions or development of office properties.  The Company is required to pay each agent a commission that will not exceed, but may be lower than, 2.0% of the gross sales price of the shares sold through such agent.

During the year ended December 31, 2014, the Company sold 391,900 shares of common stock under the Sales Agreement for net offering proceeds of approximately $8.0 million after deducting commissions of approximately $122,000. The Company used the net proceeds for general corporate purposes, including repaying amounts outstanding under its senior unsecured revolving credit facility and to fund acquisitions and development of office properties.

During the year ended December 31, 2015, there were no ATM sales under the Sales Agreement.

Note 12 - Noncontrolling Interests

As of December 31, 2015, the Company had an interest in two joint ventures that are included in its consolidated financial statements: Fund II assets and the Murano residential condominium project.

Fund II

The following represents the detailed information on the Fund II assets as of December 31, 2015:

		Company’s
Property Name	Location	Ownership %
Hayden Ferry Lakeside I	Phoenix, AZ	30.0%
Hayden Ferry Lakeside II	Phoenix, AZ	30.0%
Hayden Ferry Lakeside III	Phoenix, AZ	70.0%
Hayden Ferry Lakeside IV and adjacent garage	Phoenix, AZ	30.0%
3344 Peachtree	Atlanta, GA	33.0%
Two Liberty Place	Philadelphia, PA	19.0%

Fund II, a $750.0 million discretionary fund, was formed on May 14, 2008 and was fully invested at February 10, 2012. Fund II was structured with TRST as a 70% investor and the Company as a 30% investor, with an original target capital structure of approximately $375.0 million of equity capital and $375.0 million of non-recourse, fixed-rate first mortgage debt. Fund II acquired 13 properties in Atlanta, Georgia; Charlotte, North Carolina; Phoenix, Arizona; Jacksonville, Orlando and Tampa, Florida; and Philadelphia, Pennsylvania. In August 2012, Fund II increased its investment capacity by $20.0 million to purchase Hayden Ferry III, IV and V, a 2,500 space parking garage, an office property and a vacant parcel of development land, all adjacent to Hayden Ferry I and Hayden Ferry II, in Phoenix, Arizona. In August 2013, Fund II expanded its investment guidelines solely for the purpose of authorizing the purchase of a parcel of land available for development in Tempe, Arizona. In April 2014, Fund II authorized the development of Hayden Ferry Lakeside III, as well as the transfer of an interest in the owner of Hayden Ferry Lakeside III, a subsidiary of Fund II, to the Operating Partnership, such that the Company owns a 70% indirect interest in Hayden Ferry Lakeside III.

The Company serves as the general partner of Fund II and provides asset management, property management, leasing and construction management services to the fund, for which it is paid fees. Cash is distributed by Fund II pro rata to each partner until a 9% annual cumulative preferred return is received and invested capital is returned.  Thereafter, 56% will be distributed to TRST and 44% to the Company. The term of Fund II is seven years from the date the fund was fully invested, or until February 2019, with provisions to extend the term for two additional one-year periods at the Company’s discretion.

Other Noncontrolling Interests

The Company’s interest in its properties is held through the Operating Partnership.  All decisions relating to the operations and distributions of the Operating Partnership are made by the Company, which serves indirectly as the sole general partner of the Operating Partnership.  The Company owns a 95.9% interest in the Operating Partnership at December 31, 2015.  Noncontrolling interests in the Operating Partnership represents common Operating Partnership units that are not owned by the Company. Interests in the Operating Partnership are owned by limited partners who contributed properties and other assets to the Operating Partnership in exchange for common Operating Partnership units as part of merger and acquisition activities.  Limited partners have the right under the partnership agreement of the Operating Partnership to tender their units for redemption in exchange for cash or shares of the Company’s common stock, as selected by the Company in its sole and absolute discretion. Accordingly, the Company classifies the common Operating Partnership units held by limited partners in permanent equity because the Company may elect to issue shares of its common stock to limited partners exercising their redemption rights rather than using cash.

Noncontrolling interests - unit holders include (a) 554,400 outstanding common units in the Operating Partnership that were issued in connection with the Company’s acquisition of Lincoln Place, an office building located in the South Beach submarket in Miami, Florida, and (b) approximately 4.3 million outstanding common units in the Operating Partnership that were issued in exchange for outstanding limited partnership interests in TPGI in connection with the Mergers.

Income is generally allocated to noncontrolling interests based on the weighted average percentage ownership during the year.

Note 13 - Discontinued Operations

All current and prior period income from the following office property dispositions are included in discontinued operations for the years ended December 31, 2015, 2014 and 2013 (in thousands).

Office Properties	Location	Date of Sale	Net Sales Price	Net Book Value of Real Estate	Gain on Sale	Impairment Loss
Atrium at Stoneridge (1)	Columbia, SC	03/20/2013	2,966	2,424	542	3,500
Waterstone (2)	Atlanta, GA	07/10/2013	3,247	3,207	40	3,000
Meridian (2)	Atlanta, GA	07/10/2013	6,615	6,560	55	1,600
Bank of America Plaza	Nashville, TN	07/17/2013	41,093	29,643	11,450	—
Lakewood II	Atlanta, GA	10/31/2013	10,240	4,403	5,837	—
Carmel Crossing	Charlotte, NC	11/08/2013	36,673	22,104	14,569	—
2013 Dispositions (3)			$100,834	$68,341	$32,493	$8,100
Woodbranch Building	Houston, TX	01/14/2014	14,424	4,450	9,974	—
Mesa Corporate Center (2)	Phoenix, AZ	01/31/2014	12,257	11,768	489	5,600
2014 Dispositions (4)			$26,681	$16,218	$10,463	$5,600

(1) The impairment loss on real estate in connection with Atrium at Stoneridge was recognized in discontinued operations during the year ended December 31, 2012.

(2) The impairment loss on real estate recognized in discontinued operations during the year ended December 31, 2013 was comprised of a $4.6 million loss in connection with the Company’s Waterstone and Meridian properties that were sold in 2013 and a $5.6 million loss in connection with the valuation of Mesa Corporate Center based on its estimated fair value of the asset, and which was classified as held for sale at December 31, 2013.

(3) Total gain on the sale of real estate in discontinued operations recognized during the year ended December 31, 2013 was $32.5 million, of which $18.2 million was the Company’s proportionate share.

(4) With the adoption of ASU 2014-08, “Reporting Discontinued Operations and Disposals of Components of an Entity” effective January 1, 2014, the Company’s 2014 sales of the Woodbranch Building and Mesa Corporate Center are included in discontinued operations for the year ended December 31, 2014 as these properties were previously classified as held for sale at December 31, 2013. The Company’s 2014 sales of the Schlumberger Building and 525 North Tryon are included in the continuing operations section of the consolidated statement of operations and comprehensive income (loss) as they were not previously classified as held for sale in any prior period financial statements.

The amount of revenues and expenses for these office properties reported in discontinued operations for the years ended December 31, 2015, 2014 and 2013 is as follows (in thousands):

	Year Ended
	December 31,
	2015	2014	2013
Statements of Operations:
Revenues
Income from office properties	$—	$99	$14,976
Expenses
Property operating expenses	—	373	6,835
Management company expenses	—	1	(39)
Depreciation and amortization	—	116	4,561
Impairment loss on real estate	—	—	10,200
Loss on extinguishment of debt	—	—	2,149
Interest expense	—	—	485
Total expenses	—	490	24,191
Loss from discontinued operations	—	(391)	(9,215)
Net gains on sale of real estate from discontinued operations	—	10,463	32,493
Total discontinued operations per Statement of Operations	—	10,072	23,278
Net income attributable to noncontrolling interest from discontinued operations	—	(352)	(13,443)
Total discontinued operations — Parkway’s Share	$—	$9,720	$9,835

Note 14 - Income Taxes

The Company elected to be taxed as a REIT under the Code, commencing with its taxable year ended December 31, 1997. In January 1998, the Company completed its reorganization into an UPREIT structure under which substantially all of the Company’s real estate assets are owned by the Operating Partnership. Presently, substantially all interests in the Operating

Partnership are owned by the Company and a wholly owned subsidiary. To qualify as a REIT, the Company must meet a number of organizational and operational requirements, including a requirement that it distributes annually at least 90% of its “REIT taxable income,” subject to certain adjustments and excluding any net capital gain to its stockholders. It is management’s current intention to adhere to these requirements and maintain the Company’s REIT status, and the Company believes that it was in compliance with all REIT requirements at December 31, 2015.  As a REIT, the Company generally will not be subject to corporate level U.S. federal income tax on taxable income it distributes currently to its stockholders.  If the Company fails to qualify as a REIT in any taxable year, it will be subject to U.S. federal income taxes at regular corporate rates (including any applicable alternative minimum tax) and may not be able to qualify as a REIT for four subsequent taxable years. Even if the Company qualifies for taxation as a REIT, the Company may be subject to certain state and local taxes on its income and property, and to U.S. federal income taxes on its undistributed taxable income.

The Operating Partnership is a pass-through entity generally not subject to U.S. federal and state income taxes, as all of the taxable income, gains and deductions are passed through its partners. However, the Operating Partnership is subject to certain income taxes in Texas.

In addition, the Company has elected to treat certain consolidated subsidiaries as TRSs, which are tax paying entities for income tax purposes and are taxed separately from the Company. TRSs may participate in non-real estate related activities and/or perform non-customary services for customers and are subject to U.S. federal and state income tax at regular corporate tax rates. The income tax benefit (expense) and related income tax assets and liabilities are based on actual and expected future income.

As of December 31, 2015 and 2014, the Company recorded net deferred tax assets of $4.2 million and $4.6 million, respectively, related to the TRSs. Deferred tax assets generally represent items that can be used as a tax deduction in the Company’s tax returns in future years for which the Company has already recorded a tax benefit in its consolidated statement of operations.

The significant components of the net deferred tax assets (liabilities) as of December 31, 2015 and 2014 are as follows (in thousands):

	December 31,
	2015	2014
	(In thousands)
Deferred tax assets
Capitalizable transaction costs	$667	$784
Contingent consideration	1,198	1,411
Management contracts	2,022	2,377
Other	1,112	466
Total deferred tax assets	4,999	5,038

Deferred tax liabilities
Cost method investment	(670)	(469)
Other	(123)	—
Total deferred tax liabilities	(793)	(469)
Total deferred tax assets, net	$4,206	$4,569

The table of deferred tax assets and liabilities as shown above does not include deferred tax assets for the REIT’s NOLs. As of December 31, 2015, the Company had NOL carryforwards for U.S. federal income tax purposes of $252.2 million (including $85.8 million of NOLs from the Mergers). On December 10, 2012, the Company believes a change in ownership pursuant to Section 382 of the Code occurred. Accordingly, $160.8 million of NOLs in existence as of December 10, 2012 are subject to an annual Section 382 limitation of $15.4 million. The historic NOLs of TPGI are also subject to Section 382 limitation. The Company’s NOL carryforwards (including NOLs of TPGI) are subject to varying expiration dates beginning in 2018 through 2033.

FASB ASC 740-10-30 (“ASC 740-10-30”) “Accounting for Income Taxes” subsection “Initial Measurement,” requires that deferred tax assets be reduced by a valuation allowance if it is more likely than not that some or all of the deferred tax asset will not be realized. In determining whether the deferred tax asset is realizable, the Company considers all available positive and negative evidence, including future reversal of existing taxable temporary differences, carryback potential, tax-planning strategies and its ability to generate sufficient taxable income in future years. As of December 31, 2015, the Company recorded a full valuation allowance against its deferred tax asset associated with the REIT’s NOLs due to the uncertainty of future utilization. The utilization of these NOLs can cause the Company to incur a small alternative minimum tax.

The components of income tax benefit (expense) for the years ended December 31, 2015, 2014 and 2013 are as follows (in thousands):

	For the Year Ended
	December 31,
	2015	2014	2013
Current:
Federal	$(854)	$(2,876)	$(488)
State	(686)	(2,026)	(67)
Total current	(1,540)	(4,902)	(555)
Deferred:
Federal	124	3,868	1,582
State	(487)	895	378
Total deferred	(363)	4,763	1,960
Total income tax (expense) benefit	$(1,903)	$(139)	$1,405

The reconciliation of income tax expense computed at the U.S. statutory income tax rate and the income tax expense in the consolidated statements operations is shown below (in thousands):

	For the Years Ended December 31,
	2015		2014		2013
	Amount	Percentage	Amount	Percentage	Amount	Percentage
Pre-tax income (loss) from continuing operations	$(32,853)	34.0%	$(11,654)	34.0%	$12,485	34.0%
REIT earnings without income tax provision	22,745	(23.5)%	12,121	(35.4)%	(13,083)	(35.6)%
Noncontrolling interest	9,312	(9.6)%	430	(1.3)%	2,588	7.0%
State income tax, net of federal tax benefit	(778)	0.8%	(1,090)	3.2%	185	0.5%
Effect of permanent differences	(6)	—%	(41)	0.1%	(291)	(0.8)%
Valuation allowance	—	—%	479	(1.4)%	(479)	(1.3)%
Other - Peachtree	—	—%	(422)	1.2%	—	—%
Other	(323)	0.3%	38	(0.1)%	—	—%
Total income tax (expense) benefit	$(1,903)	2.0%	$(139)	0.3%	$1,405	3.8%

The Company’s U.S. federal income tax returns for tax years 2012 through 2015 remain open and subject to examination by the taxing authorities.

FASB ASC 740-10-25, “Accounting for Income Taxes” subsection “Recognition,” clarifies the accounting for uncertainty in income taxes recognized in a company’s financial statements. The interpretation prescribes a recognition threshold and measurement attribute criteria for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The interpretation also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. The Company’s policy is to recognize interest and penalties related to unrecognized tax benefits as components of income tax expense. As of December 31, 2015, there is no interest or penalty associated with unrecognized tax benefits.

As of December 31, 2015, the Company has recorded unrecognized tax benefits of approximately $6.9 million, acquired as part of the Mergers and, if recognized, would not affect its effective tax rate. The Company has sufficient NOLs to utilize for current or future tax liabilities.

A reconciliation of the Company’s unrecognized tax benefits as of December 31, 2015 and 2014 (in thousands):

	December 31,
	2015	2014
	(In thousands)
Unrecognized Tax Benefits - Opening Balance	$6,857	$7,999
Gross increases - current period tax positions	—	—
Gross decreases - lapse of statute of limitations	—	(1,142)
Unrecognized Tax Benefits - Ending Balance	$6,857	$6,857

The following characterizes distributions paid per common share for the years ended December 31, 2015, 2014 and 2013 (Unaudited):

	2015		2014		2013
	Amount	Percentage	Amount	Percentage	Amount	Percentage
Ordinary income	$0.2689	35.9%	$0.7141	95.2%	$0.4425	69.4%
Capital gain	—	—	0.0359	4.8%	—	—
Unrecaptured Section 1250 gain	—	—	—	—	0.0831	13.0%
Return of capital	0.4811	64.1%	—	—	0.1119	17.6%
	$0.7500	100.0%	$0.7500	100.0%	$0.6375	100.0%

On December 19, 2013, the Company completed the Mergers. As set forth in the Merger Agreement, the parties to the Parent Merger intended that the Parent Merger be treated as a reorganization within the meaning of Section 368(a) of the Code. Assuming that, as intended, the Parent Merger qualified as a reorganization, because TPGI was a C corporation, the Company is subject to the rules applicable to REITs acquiring assets with “built-in gain” from C corporations in reorganizations. Pursuant to these rules, the Company is subject to corporate income tax to the extent that unrealized gain on historic TPGI assets (determined at the time of the Parent Merger) is recognized in taxable dispositions of such assets in the ten-year period following the Parent Merger.

Note 15 - Share-Based and Long-Term Compensation Plans

The Company grants share-based awards under the Parkway Properties, Inc. and Parkway Properties LP 2015 Omnibus Equity Incentive Plan (the “2015 Equity Plan”) that was approved by the stockholders of the Company on May 14, 2015. The 2015 Equity Plan, which amends and restates the Parkway Properties, Inc. and Parkway Properties LP 2013 Omnibus Equity Incentive Plan (the “2013 Equity Plan”), permits the grant of awards with respect to a number of shares of common stock equal to the sum of (1) 2,500,000 shares, plus (2) the number of shares available for future awards under the 2013 Equity Plan, plus (3) the number of shares related to awards outstanding under the 2013 Equity Plan that terminate by expiration or forfeiture, cancellation, or otherwise without the issuance of such shares of Common Stock.

The 2013 Equity Plan replaced the 2010 Omnibus Equity Incentive Plan (the “2010 Equity Plan”). Outstanding awards granted under the 2010 Equity Plan continue to be governed by the 2010 Equity Plan. All of the employees of the Company and the Operating Partnership, employees of certain subsidiaries of the Company, non-employee directors and any consultants or advisors to the Company and the Operating Partnership are eligible to participate in the 2015 Equity Plan.

The 2015 Equity Plan authorizes the following types of awards: (1) stock options, including nonstatutory stock options and incentive stock options (“ISOs”); (2) stock appreciation rights; (3) restricted shares; (4) RSUs; (5) LTIP units; (6) dividend equivalent rights; and (7) other forms of awards payable in or denominated by reference to shares of common stock. Full value awards, i.e., awards other than options and stock appreciation rights, vest over a period of three years or longer, except that any full value awards subject to performance-based vesting must become vested over a period of one year or longer. The Compensation Committee of the Board of Directors of the Company (the “Board”) may waive vesting requirements upon a participant’s death, disability, retirement, or other specified termination of service or upon a change in control.

Through December 31, 2015, the Company had RSUs, LTIP units and stock options outstanding under the 2015 Equity Plan, each as described below. As of December 31, 2015, the Company had restricted shares outstanding under the 2010 Equity Plan, as described below.

Long-Term Equity Incentives

At December 31, 2015, a total of 1,293,750 shares underlying stock options had been granted to officers of the Company and remain outstanding under the 2013 Equity Plan, of which 862,500 shares remain unvested. The stock options are valued at $3.6 million, which equates to an average price per share of $4.18. Each stock option will vest in increments of 25% per year on each of the first, second, third and fourth anniversaries of the grant date, subject to the grantee’s continued service. At December 31, 2015, a total of 386,748 time-vesting RSUs had been granted to officers of the Company and remain outstanding. The time-vesting RSUs are valued at $7.0 million, which equates to an average price per share of $18.09. A total of 299,312 time-vesting RSU awards will vest in increments of 25% per year on each of the first, second, third and fourth anniversaries of the grant date and 87,436 time-vesting RSU awards will vest in increments of 33% per year on each of the first, second and third anniversaries of the grant date, subject to the grantee’s continued service.

At December 31, 2015, a total of 447,938 LTIP units had been granted to officers of the Company and remain outstanding under the 2013 Equity Plan. LTIP units are a form of limited partnership interest issued by the Operating Partnership, and will be considered earned if, and only to the extent to which applicable total shareholder return, (“TSR”), performance measures are achieved during the performance period. Grant date fair values of the LTIP units and performance-vesting RSUs are estimated using a Monte Carlo simulation model and the resulting expense is recorded regardless of whether the TSR performance measures are achieved if the required service is delivered.  The grant date fair values are being amortized over expense over the period from the grant date to the date at which the awards, if any, would become vested. The LTIP units are valued at $3.8 million, which equates to an average price per share of $8.58. At December 31, 2015, a total of 215,527 performance-vesting RSUs had been granted to officers of the Company and remain outstanding under the 2013 Equity Plan. The performance-vesting RSUs are valued at approximately $1.7 million, which equates to an average price per share of $8.11. Grant date fair values of the performance-vesting RSUs units are estimated using a Monte Carlo simulation model and the resulting expense is recorded regardless of whether the TSR performance measures are achieved if the required service is delivered. Each LTIP unit and performance-vesting RSU will vest based on the attainment of total stockholder return targets during the applicable performance period, subject to the grantee’s continued service.

At December 31, 2015, a total of 5,189 restricted shares granted to officers of the Company remain outstanding under the 2010 Equity Plan. The restricted shares vest ratably over four years from the date of grant, with the last restricted shares vesting in January 2016. The restricted shares are valued at $71,000, which equates to an average price per share of $13.65.

Total compensation expense related to restricted shares, deferred incentive share units, stock options, RSUs and LTIP units of $6.5 million, $8.2 million and $5.7 million, was recognized in general and administrative expenses on the Company’s consolidated statements of operations and comprehensive income (loss) during the years ended December 31, 2015, 2014 and 2013, respectively. Total compensation expense related to non-vested awards not yet recognized was $5.5 million at December 31, 2015. The weighted average period over which this expense is expected to be recognized is approximately one year.

	Restricted Shares		Deferred Incentive Share Units		Stock Options		RSUs		LTIP Units
	# of Shares	Weighted Average Grant- Date Fair Value	# of Share Units	Weighted Average Grant- Date Fair Value	# of Options	Weighted Average Grant- Date Fair Value	# of Stock Units	Weighted Average Grant- Date Fair Value	# of LTIP Units	Weighted Average Grant- Date Fair Value
Balance at 12/31/14	13,769	$14.61	6,855	$16.63	1,293,750	$4.17	504,534	$16.03	300,636	$9.26
Granted	—	—	—	—	—	—	267,596	13.50	147,302	7.18
Vested	(8,580)	15.20	(6,130)	17.08	(431,250)	4.17	(145,854)	18.45	—	—
Forfeited	—	—	(725)	12.89	—	—	(24,001)	10.96	—	—
Balance at 12/31/15	5,189	$13.65	—	$—	862,500	$4.17	602,275	$14.52	447,938	$8.58

The following table presents the weighted-average assumptions used to estimate the fair values of the options granted in the periods presented:

	Year Ended
	December 31,
	2015	2014	2013
Risk-free interest rate	—	—	1.01%
Expected volatility	—	—	31.0%
Expected life (in years)	—	—	6
Dividend Yield	—	—	4%
Weighted-average estimated fair value of options granted during the year	—	—	$4.17

Defined Contribution Plan

The Company maintains a 401(k) plan for its employees. The Company makes matching contributions of 50% of the employee’s contribution (limited to 10% of compensation as defined by the plan) and may also make annual discretionary contributions.  The Company’s total expense for this plan was $700,000, $621,000 and $601,000, for the years ended December 31, 2015, 2014 and 2013, respectively.

Note 16 - Selected Quarterly Financial Data (Unaudited):

Summarized quarterly financial data for the years ended December 31, 2015 and 2014 are as follows (in thousands, except per share data):

	2015
	First	Second	Third	Fourth
Revenues (other than gains)	$119,684	$126,905	$114,843	$112,551
Expenses	(107,407)	(115,439)	(101,717)	(98,788)
Operating income	12,277	11,466	13,126	13,763
Interest and other income	170	312	218	203
Equity in earnings of unconsolidated joint ventures	162	422	339	1,281
Net gains on sale of real estate	14,316	45,246	47,351	3,819
Gain on sale of unconsolidated property	—	—	—	9,698
Gain (loss) on extinguishment of debt	79	(4,919)	(702)	(520)
Interest expense	(19,198)	(17,676)	(17,017)	(17,590)
Income tax expense	(192)	(326)	(491)	(894)
Net income	7,614	34,525	42,824	9,760
Noncontrolling interests	(339)	(20,393)	(5,573)	(1,083)
Net income for Parkway Properties, Inc. and attributable to common stockholders	$7,275	$14,132	$37,251	$8,677

Net income per common share:
Basic:
Income from continuing operations attributable to Parkway Properties, Inc.	$0.07	$0.13	$0.33	$0.08
Discontinued operations	—	—	—	—
Basic net income attributable to Parkway Properties, Inc.	$0.07	$0.13	$0.33	$0.08
Dividends per common share	$0.1875	$0.1875	$0.1875	$0.1875
Diluted:
Income from continuing operations attributable to Parkway Properties, Inc.	$0.07	$0.13	$0.33	$0.08
Discontinued operations	—	—	—	—
Diluted net income attributable to Parkway Properties, Inc.	$0.07	$0.13	$0.33	$0.08
Weighted average shares outstanding:
Basic	111,216	111,543	111,583	111,614
Diluted	116,531	116,666	116,723	116,760

	2014
	First	Second	Third	Fourth
Revenues (other than gains)	$104,113	$110,460	$115,747	$126,381
Expenses	(94,160)	(103,390)	(106,275)	(133,253)
Operating income (loss)	9,953	7,070	9,472	(6,872)
Interest and other income	368	402	121	561
Equity in earnings (loss) of unconsolidated joint ventures	(478)	(496)	191	(184)
Gain on sale of in-substance real estate	6,289	—	—	—
Net gains on sale of real estate	—	—	6,664	69,714
Loss on extinguishment of debt	—	(339)	—	(2,066)
Interest expense	(15,244)	(16,793)	(16,543)	(17,515)
Income tax benefit (expense)	(342)	(257)	(164)	624
Income (loss) from continuing operations	546	(10,413)	(259)	44,262
Discontinued operations:
Loss from discontinued operations	(43)	(50)	(289)	(9)
Gain on sale of real estate from discontinued operations	10,463	—	—	—
Total discontinued operations	10,420	(50)	(289)	(9)
Net income (loss)	10,966	(10,463)	(548)	44,253
Noncontrolling interests	(121)	618	63	(1,825)
Net income for Parkway Properties, Inc. and attributable to common stockholders	$10,845	$(9,845)	$(485)	$42,428

Net income (loss) per common share:
Basic:
Income (loss) from continuing operations attributable to Parkway Properties, Inc.	$—	$(0.10)	$—	$0.38
Discontinued operations	0.11	—	—	—
Basic net income (loss) attributable to Parkway Properties, Inc.	$0.11	$(0.10)	$—	$0.38
Dividends per common share	$0.1875	$0.1875	$0.1875	$0.1875
Diluted:
Income (loss) from continuing operations attributable to Parkway Properties, Inc.	$—	$(0.10)	$—	$0.38
Discontinued operations	0.11	—	—	—
Diluted net income (loss) attributable to Parkway Properties, Inc.	$0.11	$(0.10)	$—	$0.38
Weighted average shares outstanding:
Basic	97,356	99,092	100,016	111,076
Diluted	102,614	99,092	100,016	116,521

Note 17 - Commitments and Contingencies

The Company and its subsidiaries are, from time to time, parties to litigation arising from the ordinary course of business. The Company does not believe that any such litigation will materially affect our financial position or operations.

As part of the Mergers, the Company acquired a 1% limited partnership interest in 2121 Market Street. A mortgage loan secured by a first trust deed on 2121 Market Street is guaranteed by the Company up to a maximum amount of $14.0 million expiring in December 2022.

In connection with the closing of the Mergers, on December 19, 2013, Mr. James A. Thomas, the Company’s Chairman of the Board, and certain of his related parties, entered into a tax protection agreement with Parkway LP (the “New Tax Protection Agreement”), that replaced an agreement originally entered into between Thomas Properties Group, LP and Mr. Thomas (and certain of his related parties) dated October 13, 2004 (the “Original Tax Protection Agreement”). The New Tax

Protection Agreement continued and updated the obligations under the Original Tax Protection Agreement with certain changes, including an undertaking by Parkway LP to offer certain related parties of Mr. Thomas the opportunity to guarantee, in the aggregate, up to $39.0 million of direct or indirect “qualifying” indebtedness of Parkway LP and agreement as to the method that Parkway LP will adopt in allocating depreciation with respect to certain of the properties acquired from TPGI.

Note 18 — Related Party Transactions

On May 18, 2011, the Company closed on the Contribution Agreement pursuant to which Eola contributed its property management company (the “Management Company”) to the Company. In connection with the Eola contribution of its Management Company to the Company, a subsidiary of the Company made a $3.5 million preferred equity investment in an entity 21% owned by Mr. Heistand, and which is included in receivables and other assets on the Company’s consolidated balance sheets. This investment provides that the Company will be paid a preferred equity return equal to 7% per annum of the preferred equity outstanding. In 2015, 2014 and 2013 the Company received preferred equity distributions on this investment in the aggregate amounts of approximately $245,000, $265,000 and $225,000, respectively. This preferred equity investment was approved by the Board, and recorded as a cost method investment in receivables and other assets on the balance sheet.

Certain of the Company’s executive officers own interests in properties that are managed and leased by the Management Company. The Company recorded $398,000, $3.5 million and $4.0 million in management fees and $869,000, $8.8 million and $10.2 million in reimbursements related to the management and leasing of these assets for the years ended December 31, 2015, 2014 and 2013, respectively. For the years ended December 31, 2015, 2014 and 2013, the Company recorded management fees and reimbursements, net of elimination, related to the unconsolidated joint ventures of $384,000, $4.2 million and zero, respectively.

On June 5, 2012, TPG Pantera acquired 4.3 million shares of common stock at a purchase price of $11.25 per share and 13,477,778 shares of Series E Convertible Cumulative Redeemable Preferred Stock, par value $.001 per share (the “Series E Preferred Stock”), at a purchase price and liquidation preference of $11.25 per share, for an aggregate investment in the Company by TPG Pantera of $200.0 million pursuant to a securities purchase agreement (the “Purchase Agreement”) between the Company and TPG Pantera. At a special meeting of stockholders held on July 31, 2012, the stockholders approved, among other things, the right to convert, at the option of the Company or the holders, shares of the Series E Preferred Stock into shares of common stock. On August 1, 2012, the Company delivered a conversion notice to TPG Pantera and all shares of Series E Preferred Stock were converted into common stock on a one-for-one basis.

In connection with the closing under the Purchase Agreement, the Company and TPG VI Management, LLC (“TPG Management”), an affiliate of TPG Pantera entered into a Management Services Agreement that sets forth certain financial advisory services previously provided by and to be provided by, and fees to be paid to TPG Management, in connection with TPG Pantera’s investment in the Company and TPG Management’s ongoing services to the Company. As provided in the Management Services Agreement, on June 5, 2012 the Company paid TPG Management a transaction fee of $6.0 million and reimbursed TPG Management $1.0 million of its reasonable out-of-pocket expenses incurred by it and its affiliates in connection with TPG Pantera’s investment in the Company. Furthermore, pursuant to the Management Services Agreement and in exchange for certain ongoing advisory and consulting services, the Company agreed to pay to TPG Management a monitoring fee equal to $600,000 for the first year following the closing under the Purchase Agreement and $1.0 million per year thereafter for so long as TPG Pantera has the right to appoint four of the directors of the Board. In each case, the monitoring fee will be reduced proportionately based on TPG Pantera’s Board representation rights under the Stockholders Agreement, dated December 3, 2012, by and between the Company and TPG Pantera, as amended (the “Stockholders Agreement”) as described below. On December 15, 2014, the Company and TPG Management amended the Management Services Agreement to provide that the monitoring fee is payable entirely in cash. The monitoring fee, which is paid quarterly when the Company pays its common stock dividend, is in lieu of director fees otherwise payable to the TPG Pantera-nominated members of the Board.

Also in connection with closing under the Purchase Agreement, the Company, TPG Pantera and TPG Management entered into the Stockholders Agreement pursuant to which, among other things, (1) TPG Pantera has the right to nominate a specified number of directors to the Board and to each committee of the Board determined based on its level of ownership in the Company, for so long as TPG Pantera owns 5% or more of the Company’s outstanding common stock, and (2) TPG Pantera has the right to consent to certain actions related to the Company’s corporate existence and governance, including any change in the rights and responsibilities of either the investment committee of the Board or the compensation committee of the Board, for so long as TPG Pantera’s ownership percentage of the Company’s common stock is equal to or greater than 20%, other than in connection with any change in control.

On July 3, 2014, the Company acquired Millenia Park One, an office building located in the Millenia submarket of Orlando, Florida, for a gross purchase price of $25.5 million. The seller was partially and indirectly owned by certain officers of the Company. The seller was required to use the entire purchase price of Millenia Park One to satisfy existing debt. Accordingly, those certain officers of the Company with the aforementioned ownership in Millenia Park One received no proceeds from the sale.

On December 8, 2014, the Company sold the retail unit at its Murano residential condominium project to its unaffiliated joint venture partner in the project for a gross sales price of $3.5 million.

Note 19 - Subsequent Events

On January 22, 2016, the Company sold 5300 Memorial, an office property located in Houston, Texas, for a gross sale price of $33.0 million, and expects to recognize a gain in the first quarter of 2016.

On January 22, 2016, the Company sold Town & Country, an office property located in Houston, Texas, for a gross sale price of $27.0 million, and expects to recognize a gain in the first quarter of 2016.

On February 5, 2016, the Company sold 80% of its interest in Courvoisier Centre, a complex of two office buildings located in the Brickell submarket of Miami, Florida, to a joint venture with a third party investor at a gross asset value of $175.0 million. Simultaneous with the closing of the joint venture transaction, the joint venture closed on a $106.5 million first mortgage secured by the asset, which has a fixed interest rate of 4.6%, matures in March 2026 and is interest only through maturity. The recapitalization of Courvoisier Centre resulted in net proceeds to the Company of $154.3 million. The Company retained a 20% noncontrolling ownership interest in the property. The Company expects to recognize a gain in the first quarter of 2016.

PARKWAY PROPERTIES, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share data)

(Unaudited)

	September 30,	December 31,
	2016	2015
Assets
Real estate related investments:
Office properties	$2,932,016	$3,332,021
Accumulated depreciation	(327,843)	(308,772)
Total real estate related investments, net	2,604,173	3,023,249

Mortgage loan receivable	3,267	3,331
Investment in unconsolidated joint ventures	44,628	39,592
Cash and cash equivalents	97,068	74,961
Receivables and other assets	264,688	299,709
Intangible assets, net	105,351	146,688
Assets held for sale	185,496	21,373
Management contract intangibles, net	—	378
Total assets	$3,304,671	$3,609,281

Liabilities
Notes payable to banks, net	$544,288	$542,880
Mortgage notes payable, net	827,687	1,235,502
Accounts payable and other liabilities	172,114	193,685
Liabilities related to assets held for sale	100,316	1,003
Total liabilities	1,644,405	1,973,070

Equity
Parkway Properties, Inc. stockholders’ equity:
Common stock, $.001 par value, 215,500,000 shares authorized and 111,768,031 and 111,631,153 shares issued and outstanding in 2016 and 2015, respectively	112	112
Limited voting stock, $.001 par value, 4,500,000 authorized and 4,213,104 shares issued and outstanding	4	4
Additional paid-in capital	1,859,408	1,854,913
Accumulated other comprehensive loss	(9,496)	(6,199)
Accumulated deficit	(440,925)	(460,131)
Total Parkway Properties, Inc. stockholders’ equity	1,409,103	1,388,699
Noncontrolling interests	251,163	247,512
Total equity	1,660,266	1,636,211
Total liabilities and equity	$3,304,671	$3,609,281

See notes to consolidated financial statements.

PARKWAY PROPERTIES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

(In thousands, except per share data)

(Unaudited)

	Nine Months Ended September 30,
	2016	2015
Revenues
Income from office properties	$321,238	$341,741
Management company income	3,936	8,646
Sale of condominium units	—	11,045
Total revenues	325,174	361,432
Expenses
Property operating expenses	122,682	132,171
Management company expenses	2,979	8,206
Cost of sales — condominium units	—	11,079
Depreciation and amortization	117,934	142,810
Impairment loss on real estate	—	5,400
General and administrative	37,153	24,129
Acquisition costs	—	768
Total expenses	280,748	324,563
Operating income	44,426	36,869
Other income and expenses
Interest and other income	626	700
Equity in earnings of unconsolidated joint ventures	774	923
Net gains on sale of real estate	109,068	106,913
Loss on extinguishment of debt, net	(16,149)	(5,542)
Interest expense	(48,725)	(53,891)
Income before income taxes	90,020	85,972
Income tax expense	(1,285)	(1,009)
Net income	88,735	84,963
Net income attributable to noncontrolling interests — unit holders	(3,585)	(2,572)
Net income attributable to noncontrolling interests — real estate partnerships	(2,855)	(23,733)
Net income for Parkway Properties, Inc. and attributable to common stockholders	$82,295	$58,658

Net income	$88,735	$84,963
Other comprehensive loss	(3,180)	(2,539)
Comprehensive income	85,555	82,424
Comprehensive income attributable to noncontrolling interests	(6,557)	(27,450)
Comprehensive income attributable to common stockholders	$78,998	$54,974

Net income per common share attributable to Parkway Properties, Inc.:
Basic net income per common share attributable to Parkway Properties, Inc.	$0.74	$0.53
Diluted net income per common share attributable to Parkway Properties, Inc.	$0.73	$0.52
Weighted average shares outstanding:
Basic	111,716	111,449
Diluted	117,078	116,667

See notes to consolidated financial statements.

PARKWAY PROPERTIES, INC.

CONSOLIDATED STATEMENT OF CHANGES IN EQUITY

(In thousands, except share and per share data)

(Unaudited)

	Parkway Properties, Inc. Stockholders’ Equity
	Common Stock	Limited Voting Stock	Additional Paid-In Capital	Accumulated Other Comprehensive Loss	Accumulated Deficit	Noncontrolling Interests	Total Equity
Balance at December 31, 2015	$112	$4	$1,854,913	$(6,199)	$(460,131)	$247,512	$1,636,211
Net income	—	—	—	—	82,295	6,440	88,735
Other comprehensive income (loss)	—	—	—	(3,297)	—	117	(3,180)
Common dividends declared — $0.5625 per share	—	—	—	—	(63,089)	(2,738)	(65,827)
Share-based compensation	—	—	4,129	—	—	—	4,129
Issuance of 16,325 shares to directors	—	—	275	—	—	—	275
Issuance of 5,096 shares of common stock upon redemption of Operating Partnership units	—	—	91	—	—	(91)	—
Distributions to noncontrolling interests	—	—	—	—	—	(77)	(77)
Balance at September 30, 2016	$112	$4	$1,859,408	$(9,496)	$(440,925)	$251,163	$1,660,266

See notes to consolidated financial statements.

PARKWAY PROPERTIES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Nine Months Ended September 30,
	2016	2015
Operating activities
Net income	$88,735	$84,963
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	117,934	142,810
Amortization of below market leases, net	(4,370)	(12,422)
Amortization of financing costs	2,321	2,360
Amortization of debt premium, net	(8,328)	(8,839)
Non-cash adjustment for interest rate swaps	209	187
Share-based compensation	4,404	5,115
Deferred income tax expense (benefit)	566	(176)
Net gains on sale of real estate	(109,068)	(106,913)
Impairment loss on real estate	—	5,400
Loss on extinguishment of debt, net	16,149	5,542
Equity in earnings of unconsolidated joint ventures	(774)	(923)
Distributions of income from unconsolidated joint ventures	1,962	3,230
Change in deferred leasing costs	1,796	(15,492)
Changes in operating assets and liabilities:
Change in condominium units	—	9,318
Change in receivables and other assets	(53,556)	(41,869)
Change in accounts payable and other liabilities	23,001	(9,878)
Net cash provided by operating activities	80,981	62,413
Investing activities
Proceeds from mortgage loan receivable	64	64
Investment in unconsolidated joint ventures, net	582	(3,247)
Distributions of capital from unconsolidated joint ventures	20,221	3,084
Investment in real estate	—	(224,285)
Proceeds from sale of real estate	394,588	395,049
Real estate development	(1,056)	(23,148)
Improvements to real estate	(78,716)	(51,370)
Net cash provided by investing activities	335,683	96,147
Financing activities
Principal payments on mortgage notes payable and debt extinguishments	(336,816)	(159,160)
Proceeds from mortgage notes payable	8,396	18,411
Proceeds from bank borrowings	—	454,850
Payments on bank borrowings	—	(386,350)
Debt financing costs	(260)	(2,811)
Dividends paid on common stock	(63,062)	(62,818)
Dividends paid on common units of Operating Partnership	(2,738)	(2,808)
Contributions from noncontrolling interest partners	—	2,125
Distributions to noncontrolling interest partners	(77)	(55,866)
Other	—	(209)
Net cash used in financing activities	(394,557)	(194,636)
Change in cash and cash equivalents	22,107	(36,076)
Cash and cash equivalents at beginning of period	74,961	116,241
Cash and cash equivalents at end of period	$97,068	$80,165

See notes to consolidated financial statements.

PARKWAY PROPERTIES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS (continued)

(In thousands)

(Unaudited)

Supplemental Cash Flow Information and Schedule of Non-Cash Investing and Financing Activity

	Nine Months Ended September 30,
	2016	2015
Supplemental cash flow information:
Cash paid for interest	$55,714	$61,013
Cash paid for income taxes	1,245	2,066
Supplemental schedule of non-cash investing and financing activity:
Operating Partnership units converted to common stock	91	6,337
Transfer of assets classified as held for sale, net	164,123	24,079
Transfer of liabilities classified as held for sale, net	99,313	2,035
Deconsolidation of ownership interest in Courvoisier Centre	27,026	—

See notes to consolidated financial statements.

Parkway Properties, Inc.

Notes to Consolidated Financial Statements (Unaudited)

September 30, 2016

Note 1—Basis of Presentation and Summary of Significant Accounting Policies

Parkway Properties, Inc. (the “Company”) is a fully integrated, self-administered and self-managed real estate investment trust (“REIT”) specializing in the acquisition, ownership, development and management of quality office properties in high-growth submarkets in the Sunbelt region of the United States. At September 30, 2016, the Company owned or had an interest in a portfolio of 31 office properties located in six states with an aggregate of approximately 12.6 million square feet of leasable space. The Company offers fee-based real estate services through its wholly owned subsidiaries, which in total managed and/or leased approximately 4.0 million square feet primarily for third-party property owners at September 30, 2016. Unless otherwise indicated, all references to square feet represent net rentable area.

The Company is the sole, indirect general partner of Parkway Properties LP (the “Operating Partnership” or “Parkway LP”) and, as of September 30, 2016, owned a 95.9% interest in the Operating Partnership. Substantially all of the assets of the Company are owned by the Operating Partnership. The remaining 4.1% interest consists of common units of limited partnership interest issued by the Operating Partnership to limited partners in exchange for acquisitions of properties to the Operating Partnership. As the sole, indirect general partner of the Operating Partnership, the Company has full and complete authority over the Operating Partnership’s day-to-day operations and management.

The accompanying unaudited consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X.

The consolidated financial statements include the accounts of the Company, its wholly owned subsidiaries and joint ventures in which the Company has a controlling interest. The other partners’ equity interests in the consolidated joint ventures are reflected as noncontrolling interests in the consolidated financial statements. The Company also consolidates subsidiaries where the entity is a variable interest entity (“VIE”) and it is the primary beneficiary and has the power to direct the activities of the VIE and has the obligation to absorb losses or the right to receive benefits from the VIE that could potentially be significant to the VIE. All significant intercompany transactions and accounts have been eliminated in the accompanying financial statements.

The Company consolidates certain joint ventures where it exercises control over major operating and management decisions, or where the Company is the sole general partner and the limited partners do not possess kick-out rights or other substantive participating rights. The equity method of accounting is used for those joint ventures that do not meet the criteria for consolidation and where the Company does not control these joint ventures, but exercises significant influence. The cost method of accounting is used for investments in which the Company does not have significant influence. The investments are reviewed for impairment when indicators of impairment exist.

The accompanying unaudited consolidated financial statements reflect all adjustments that are, in the opinion of management, necessary for a fair presentation of the results for the interim periods presented. All such adjustments are of a normal recurring nature. The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from these estimates. Operating results for the nine months ended September 30, 2016 are not necessarily indicative of the results that may be expected for the year ended December 31, 2016. These financial statements should be read in conjunction with the 2015 annual report on Form 10-K and the audited financial statements included therein and the notes thereto.

The balance sheet at December 31, 2015 has been derived from the audited financial statements as of that date but does not include all of the information and footnotes required by GAAP for complete financial statements.

Recent Significant Activity

On April 28, 2016, the Company, the Operating Partnership, Cousins Properties Incorporated, a Georgia corporation (“Cousins”) and Clinic Sub Inc., a wholly owned subsidiary of Cousins, entered into an Agreement and Plan of Merger, dated as of April 28, 2016 (the “Merger Agreement”). On October 6, 2016, pursuant to the Merger Agreement, the Company merged with and into Clinic Sub Inc., with Clinic Sub Inc. continuing as the surviving corporation and a wholly owned subsidiary of Cousins (the “Merger”). At the closing time of the Merger (the “Effective Time”), each share of the Company’s common stock and each share of the Company’s limited voting stock issued and outstanding immediately prior to the Effective Time was converted into the right to receive 1.63 newly issued shares of Cousins common stock, par value $1.00 per share, and 1.63 newly issued shares of Cousins limited voting preferred stock, par value $1.00 per share, respectively. Holders of the Operating Partnership units were entitled to exercise their rights to redeem their Operating Partnership units prior to the Effective Time and, upon such redemption, were entitled to receive shares of the Company’s common stock that were converted into Cousins common stock as described above. Immediately following the Effective Time of the Merger, in accordance with the Merger Agreement, Cousins separated the portion of its combined businesses relating to the ownership of real properties in Houston, Texas, as well as the Company’s fee-based real estate services (the “Third-Party Services Business” and together with the Houston real properties, the “Houston Business”), from the remainder of the combined businesses (the “Separation”). In connection with the Separation, Cousins and the Company reorganized the combined businesses through a series of transactions (the “Reorganization”) pursuant to which the Houston Business was transferred to a newly formed entity named Parkway, Inc. On October 7, 2016, Cousins completed the Spin-Off of Parkway, Inc., by distributing all of the outstanding shares of common and limited voting stock of Parkway, Inc. to the holders of Cousins common and limited voting preferred stock as of the record date, October 6, 2016 (the “Spin-Off”).

Costs incurred by the Company related to the Merger and Spin-Off are reflected in general and administrative expenses on the Company’s consolidated statements of operations and comprehensive income (loss) for the nine months ended September 30, 2016.

Impairment Loss on Real Estate

During the nine months ended September 30, 2015, the Company recorded total impairment losses on real estate of $5.4 million, consisting of a $4.4 million impairment loss on real estate in connection with the excess of its carrying value over its estimated fair value of 550 Greens Parkway, an office property located in Houston, Texas, and a $1.0 million impairment loss on real estate in connection with the excess of its carrying value over its estimated fair value of City Centre, an office property located in Jackson, Mississippi. The Company did not record any impairment losses on real estate during the nine months ended September 30, 2016.

Reclassifications

Certain reclassifications have been made in the 2015 consolidated financial statements to conform to the 2016 classifications with no impact on previously reported net income or equity.

Recent Accounting Pronouncements

Adopted

In February 2015, the Financial Accounting Standards Board (“FASB”) issued ASU No. 2015-02, “Amendments to the Consolidation Analysis.” This update amends consolidation guidance which makes changes to both the variable interest model and the voting model. The new standard specifically eliminates the presumption in the current voting model that a general partner controls a limited partnership or similar entity unless that presumption can be overcome. Generally, only a single limited partner that is able to exercise substantive kick-out rights will consolidate. The Company adopted this update on January 1, 2016. The new standard must be applied using a modified retrospective approach by recording either a cumulative-effect adjustment to equity as of the beginning of the period of adoption or retrospectively to each period presented. As a result of the adoption of this guidance, the Company determined that Parkway Properties Office Fund II, L.P. (“Fund II”) and the Operating Partnership are VIEs. The Company is considered to be the primary beneficiary for both entities. The adoption of this guidance does not impact the Company’s consolidated financial statements as the Company will continue to consolidate Fund II and the Operating Partnership in its consolidated financial statements. As of September 30, 2016 and December 31, 2015, Fund II had total assets of $547.0 million and $536.5 million, respectively, and total liabilities of $299.4 million and $294.1 million, respectively.

In April 2015, the FASB issued ASU No. 2015-03, “Simplifying the Presentation of Debt Issuance Costs.” This standard amends existing guidance to require the presentation of debt issuance costs in the balance sheet as a deduction from the carrying amount of the related debt liability instead of a deferred charge. The Company adopted this update on January 1, 2016. Retrospective application of the guidance set forth in this update is required and resulted in a reclassification of the deferred financing costs previously recorded in receivables and other assets within the consolidated balance sheets to a direct deduction from the carrying amount of debt within total liabilities. The impact of this adoption on the Company’s previously reported period is as follows (in thousands):

	As previously filed on		As adjusted on
	December 31, 2015	Impact of Adoption of	December 31, 2015
Balance Sheet Classification	Consolidated Balance Sheet	ASU No. 2015-03	Consolidated Balance Sheet
Receivables and Other Assets	$309,663	$(9,954)	$299,709
Notes Payable to Banks, Net	$550,000	$(7,120)	$542,880
Mortgage Notes Payable, Net	$1,238,336	$(2,834)	$1,235,502

Not Yet Adopted

In 2015, the FASB voted to defer ASU 2014-09, “Revenue from Contracts with Customers (Topic 606).” Under the new guidance, companies will recognize revenue when the seller satisfies a performance obligation, which would be when the buyer takes control of the good or service. This new guidance could result in different amounts of revenue being recognized and could result in revenue being recognized in different reporting periods than under the current guidance. The standard specifically excludes lease revenue associated with lease contracts. The guidance is effective for periods beginning after December 15, 2017, with early adoption permitted for periods beginning after December 15, 2016. As of September 30, 2016, the Company is currently assessing the potential impact of adopting the new guidance.

In February 2016, the FASB issued ASU No. 2016-02, “Leases (Topic 842)” (“ASU 2016-02”). ASU 2016-02 increases transparency and comparability among organizations by recognizing lease assets and lease liabilities on the balance sheet and disclosing key information about leasing arrangements. ASU 2016-02 will be effective for the fiscal year beginning January 1, 2019 and subsequent interim periods. As of September 30, 2016, the Company is currently assessing this guidance for future implementation.

In March 2016, the FASB issued ASU No. 2016-07, “Investments—Equity Method and Joint Ventures (Topic 323): Simplifying the Transition to the Equity Method of Accounting,” (“ASU 2016-07”). ASU 2016-07 eliminates the requirement that when an investment qualifies for use of the equity method as a result of an increase in the level of ownership interest or degree of influence, an investor must adjust the investment, results of operations, and retained earnings retroactively on a step-by-step basis as if the equity method had been in effect during all previous periods that the investment had been held. The amendments require that the equity method investor add the cost of acquiring the additional interest in the investee to the current basis of the investor’s previously held interest and adopt the equity method of accounting as of the date the investment becomes qualified for equity method accounting. Therefore, no retroactive adjustment of the investment is required. ASU 2016-07 will be effective for the fiscal year beginning January 1, 2017 and subsequent interim periods. As of September 30, 2016, the Company is currently assessing this guidance for future implementation.

In March 2016, the FASB issued ASU No. 2016-09, “Compensation—Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting,” (“ASU 2016-09”). ASU 2016-09 simplifies several aspects of the accounting for share-based payment transactions, including income tax consequences, treatment of forfeitures, classification of awards as either equity or liabilities, and classification on the statement of cash flows. ASU 2016-09 will be effective for the fiscal year beginning January 1, 2017 and subsequent interim periods. As of September 30, 2016, the Company is currently assessing this guidance for future implementation.

Note 2—Investment in Office Properties

At September 30, 2016, investment in office properties included 29 office properties located in six states.

Summary of Dispositions

On January 22, 2016, the Company sold 5300 Memorial, an office property located in Houston, Texas, for a gross sale price of $33.0 million, and recognized a gain of approximately $20.5 million during the nine months ended September 30, 2016. As of December 31, 2015, the Company recorded assets held for sale and liabilities related to assets held for sale related to this property of $12.0 million and $398,000, respectively.

On January 22, 2016, the Company sold Town and Country, an office property located in Houston, Texas, for a gross sale price of $27.0 million, and recognized a gain of approximately $17.3 million during the nine months ended September 30, 2016. As of December 31, 2015, the Company recorded assets held for sale and liabilities related to assets held for sale related to this property of $9.4 million and $605,000, respectively.

On February 5, 2016, the Company sold 80% of its interest in Courvoisier Centre, a complex of two office buildings located in the Brickell submarket of Miami, Florida, to a joint venture with a third party investor at a gross asset value of $175.0 million. Simultaneous with the closing of the joint venture transaction, the joint venture closed on a $106.5 million first mortgage secured by the asset, which has a fixed interest rate of 4.6%, matures in March 2026 and is interest-only through maturity. The recapitalization of Courvoisier Centre resulted in net proceeds to the Company of $154.3 million. The Company retained a 20% noncontrolling ownership interest in the property. The Company deconsolidated the asset, recognized a gain on the 80% interest sold of approximately $25.3 million during the nine months ended September 30, 2016, and reflected the 20% retained noncontrolling interest as an equity method investment based on its original investment. The deconsolidation of the asset and the establishment of the equity method investment is represented in the Company’s supplemental schedule of non-cash investing activities.

On July 25, 2016, the Company sold the Stein Mart Building, an office property located in Jacksonville, Florida, for a gross sale price of $23.6 million, and recognized a gain of approximately $1.6 million during the nine months ended September 30, 2016. In conjunction with the closing of the Stein Mart Building sale, the Company paid in full the $10.6 million mortgage debt secured by the Stein Mart Building and recognized a loss on extinguishment of debt of approximately $2.4 million during the nine months ended September 30, 2016.

On September 27, 2016, the Company sold Deerwood North and South and the JTB Center, three office properties located in Jacksonville, Florida, to a related party for a gross sale price of $195.0 million, and recognized a gain of approximately $44.5 million during the nine months ended September 30, 2016. In conjunction with the closing of Deerwood North and South and the JTB Center sale, the Company paid in full the $83.9 million mortgage debt secured by the properties and recognized a loss on extinguishment of debt of approximately $14.1 million during the nine months ended September 30, 2016. Additionally, the Company entered into a property management, accounting and finance services agreement and side letter with the related party. See “Note 10—Related Party Transactions” for additional discussion.

As of September 30, 2016, the Company recorded assets held for sale and liabilities related to assets held for sale of $185.5 million and $100.3 million, respectively, related to Two Liberty Place, a Fund II office property located in Philadelphia, Pennsylvania.

Note 3—Mortgage Loan Receivable

On June 3, 2013, the Company issued a $13.9 million first mortgage loan to the US Airways Building Tenancy in Common, which is secured by the US Airways Building, an office building located in Phoenix, Arizona in which the Company owns a 74.6% interest, with US Airways owning the remaining 25.4% interest in the building. The mortgage loan has a fixed interest rate of 3.0% and matures on December 31, 2016. As of September 30, 2016 and December 31, 2015, the balance of the mortgage loan was $12.9 million and $13.1 million, respectively. Because the Company acts as both the lender and the borrower for this mortgage loan, its share of the mortgage loan is not reflected on the Company’s consolidated balance sheets. As of September 30, 2016 and December 31, 2015, the balance of the Company’s mortgage loan receivable was $3.3 million.

Note 4—Investment in Unconsolidated Joint Ventures

In addition to the 29 office properties included in the consolidated financial statements, the Company was also invested in three unconsolidated joint ventures, which own two operating properties, as of September 30, 2016. Accordingly, the assets and liabilities of the joint ventures are not included on the Company’s consolidated balance sheets at September 30, 2016 and December 31, 2015. Information relating to these unconsolidated joint ventures is summarized below (dollars in thousands):

Joint Venture Entity	Location	Parkway’s Ownership%	Investment Balance at September 30, 2016	Investment Balance at December 31, 2015
US Airways Building Tenancy in Common (“US Airways Building”)	Phoenix, AZ	74.58%	$37,391	$38,472
7000 Central Park JV LLC (“7000 Central Park”) (1)	Atlanta, GA	40.00%	—	120
Tryon Place, LLC (2)	Charlotte, NC	14.80%	1,000	1,000
Courvoisier Centre JV, LLC (“Courvoisier Joint Venture”)	Miami, FL	20.00%	6,237	—
			$44,628	$39,592

(1) The Company and its joint venture partner sold 7000 Central Park on November 6, 2015.

(2) On December 23, 2015, the Company entered into a joint venture agreement with a third party investor for the purpose of exploring a development opportunity in Charlotte, North Carolina.

The following table summarizes the combined balance sheets of the unconsolidated joint ventures at September 30, 2016 and December 31, 2015 (in thousands):

	September 30, 2016	December 31, 2015
Cash	$2,084	$559
Restricted cash	7	—
Real estate, net	212,138	46,087
Intangible assets, net	8,000	2,265
Receivables and other assets	11,832	3,513
Total assets	$234,061	$52,424

Mortgage debt	$117,967	$13,105
Other liabilities	8,805	466
Partners’ equity	107,289	38,853
Total liabilities and partners’ equity	$234,061	$52,424

The following table summarizes the combined statements of operations of the unconsolidated joint ventures for the nine months ended September 30, 2016 and 2015 (in thousands):

	Nine Months Ended
	September 30, 2016	September 30, 2015
Revenues	$14,074	$9,376
Operating expenses	(5,082)	(2,933)
Depreciation and amortization	(5,834)	(5,258)
Operating income before other income and expenses	3,158	1,185
Interest expense	(3,494)	(771)
Loan cost amortization	(98)	(708)
Loss on sale of real estate	(9)	—
Loss on extinguishment of debt	(1)	—
Net loss	$(444)	$(294)

As of September 30, 2016, the Company’s net investment in the Courvoisier Joint Venture was $6.2 million, which consists of the Company’s $13.9 million share of the joint venture’s equity less an excess investment credit of $7.7 million. “Excess Investment” represents the unamortized difference of the Company’s investment over/under the share of the equity in the underlying net assets of the joint venture and is allocated on a fair value basis primarily to investment property and lease related intangibles. The Company amortizes the excess investment over the life of the related depreciable components of investment property, typically no greater than 39 years, or the terms of the applicable leases, respectively. The amortization is included in the reported amount of equity in earnings from unconsolidated joint ventures.

Note 5—Capital and Financing Transactions

Notes Payable to Banks, Net

At September 30, 2016 and December 31, 2015, the carrying amounts of the Company’s notes payable to banks, net were $544.3 million and $542.9 million, respectively, including $550.0 million outstanding under the following term loans (in thousands):

Credit Facilities	Interest Rate	Initial Maturity	Outstanding Balance at September 30, 2016	Outstanding Balance at December 31, 2015
$10.0 Million Working Capital Revolving Credit Facility	1.8%	03/30/2018	$—	$—
$450.0 Million Revolving Credit Facility	1.8%	03/30/2018	—	—
$250.0 Million Five-Year Term Loan	2.6%	03/29/2019	250,000	250,000
$200.0 Million Five-Year Term Loan	1.9%	06/26/2020	200,000	200,000
$100.0 Million Seven-Year Term Loan	4.4%	03/31/2021	100,000	100,000
Notes payable to banks outstanding			550,000	550,000
Unamortized debt issuance costs, net			(5,712)	(7,120)
Notes payable to banks, net			$544,288	$542,880

Mortgage Notes Payable, Net

At September 30, 2016, the Company had $827.7 million of mortgage notes payable, net secured by office properties, including unamortized net premiums on debt acquired of $10.7 million and unamortized debt issuance costs of $1.2 million, with a weighted average interest rate of 3.9%.

On April 6, 2016, the Company paid in full the $114.0 million mortgage debt secured by CityWestPlace I and II and recognized a gain on extinguishment of debt of $154,000 during the nine months ended September 30, 2016.

On April 11, 2016, the Company paid in full the $47.9 million mortgage debt secured by Lincoln Place and recognized a gain on extinguishment of debt of $308,000 during the nine months ended September 30, 2016.

On July 25, 2016, the Company paid in full the $10.6 million mortgage debt secured by the Stein Mart Building and recognized a loss on extinguishment of debt of approximately $2.4 million during the nine months ended September 30, 2016.

On September 27, 2016, the Company paid in full the $83.9 million mortgage debt secured by Deerwood North and South and the JTB Center and recognized a loss on extinguishment of debt of approximately $14.1 million during the nine months ended September 30, 2016.

On September 30, 2016, the Company paid in full the $54.0 million mortgage debt secured by One Orlando Center and and recognized a loss on extinguishment of debt of approximately $132,000 during the nine months ended September 30, 2016.

Fund II drew approximately $8.4 million on its construction loan secured by the Hayden Ferry Lakeside III development in the Tempe submarket of Phoenix, Arizona during the nine months ended September 30, 2016. As of September 30, 2016, the balance of the construction loan payable was approximately $40.3 million.

Interest Rate Swaps

The Company’s objectives in using interest rate derivatives are to add stability to interest expense and to manage its exposure to interest rate movements. To accomplish this objective, the Company primarily uses interest rate swaps as part of its interest rate risk management strategy. Interest rate swaps designated as cash flow hedges involve the receipt of variable amounts from a counterparty in exchange for the Company making fixed-rate payments over the life of the agreements without exchange of the underlying notional amount.

The effective portion of changes in the fair value of derivatives designated and that qualify as cash flow hedges is recorded in Accumulated Other Comprehensive Income and is subsequently reclassified into earnings in the period that the hedged forecasted transaction affects earnings. During 2016 and 2015, such derivatives were used to hedge the variable cash flows associated with variable-rate debt. The ineffective portion of the change in fair value of the derivatives is recognized directly in earnings. See “Note 6—Fair Values of Financial Instruments” for the fair value of the Company’s derivative financial instruments as well as their classification on the Company’s consolidated balance sheets as of September 30, 2016 and December 31, 2015.

Risk Management Objective of Using Derivatives

The Company is exposed to certain risks arising from both its business operations and economic conditions.  The Company principally manages its exposures to a wide variety of business and operational risks through management of its core business activities. The Company manages economic risks, including interest rate, liquidity, and credit risk primarily by managing the amount, sources, and duration of its debt funding and the use of derivative financial instruments.  Specifically, the Company enters into derivative financial instruments to manage exposures that arise from business activities that result in the receipt or payment of future known and uncertain cash amounts, the value of which are determined by interest rates. The Company’s derivative financial instruments are used to manage differences in the amount, timing, and duration of the Company’s known or expected cash receipts and its known or expected cash payments principally related to the Company’s investments and borrowings.

Tabular Disclosure of the Effect of Derivative Instruments on the Statements of Operations and Comprehensive Income (Loss)

The table below presents the effect of the Company’s derivative financial instruments on the Company’s consolidated statements of operations and comprehensive income (loss) for the nine months ended September 30, 2016 and 2015 (in thousands):

	Nine Months Ended September 30,
Derivatives in Cash Flow Hedging Relationships (Interest Rate Swaps)	2016	2015
Amount of loss recognized in other comprehensive income (loss) on derivatives	$(7,190)	$(9,882)
Net loss reclassified from accumulated other comprehensive income (loss) into earnings	$3,975	$5,475
Amount of loss recognized in income on derivatives (ineffective portion, reclassifications of missed forecasted transactions and amounts excluded from effectiveness testing)	$35	$1,868

Note 6—Fair Values of Financial Instruments

FASB ASC 820, “Fair Value Measurements and Disclosures” (“ASC 820”), defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. ASC 820 also provides guidance for using fair value to measure financial assets and liabilities. The Codification requires disclosure of the level within the fair value hierarchy in which the fair value measurements fall, including measurements using quoted prices in active markets for identical assets or liabilities (Level 1), quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active (Level 2), and significant valuation assumptions that are not readily observable in the market (Level 3).

Fair values of financial instruments were as follows (in thousands):

	As of September 30, 2016		As of December 31, 2015
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Financial Assets:
Cash and cash equivalents	$97,068	$97,068	$74,961	$74,961
Mortgage loan receivable	3,267	3,267	3,331	3,331
Interest rate swap agreements	—	—	474	474
Financial Liabilities:
Mortgage notes payable, net	$827,687	$836,484	$1,235,502	$1,235,553
Mortgage notes payable, net (held for sale)	88,494	95,229	—	—
Notes payable to banks, net	544,288	554,679	542,880	548,414
Interest rate swap agreements	11,941	11,941	9,026	9,026

The methods and assumptions used to estimate fair value for each class of financial asset or liability are discussed below:

Cash and cash equivalents:  The carrying amount for cash and cash equivalents approximates fair value.

Mortgage loan receivable:  The carrying amount for mortgage loan receivable approximates fair value.

Interest rate swap agreements:  The fair value of the interest rate swaps is determined by estimating the expected cash flows over the life of the swap using the mid-market rate and price environment as of the last trading day of the reporting period. This information is considered a Level 2 input as defined by ASC 820.

Mortgage notes payable, net:  The fair value of mortgage notes payable, net is estimated using discounted cash flow analysis, based on the Company’s current incremental borrowing rates for similar types of borrowing arrangements. This information is considered a Level 2 input as defined by ASC 820.

Notes payable to banks, net:  The fair value of the Company’s notes payable to banks, net is estimated by discounting expected cash flows at current market rates. This information is considered a Level 2 input as defined by ASC 820.

Non-financial assets and liabilities recorded at fair value on a non-recurring basis include the following: (1) non-financial assets and liabilities measured at fair value in a business combination; (2) impairment or disposal of long-lived assets measured at fair value; and (3) equity method investments or cost method investments measured at fair value due to an impairment. The fair values assigned to the Company’s purchase price assignments utilize Level 2 and Level 3 inputs as defined by ASC 820. The fair value assigned to the long-lived assets for which there was impairment recorded utilize Level 2 inputs as defined by ASC 820.

Note 7—Net Income Per Common Share

Basic earnings per share (“EPS”) is computed by dividing net income attributable to common stockholders by the weighted-average number of common shares outstanding for the period. In arriving at net income attributable to common stockholders, preferred stock dividends, if any, are deducted.  Diluted EPS reflects the potential dilution that could occur if share equivalents such as Operating Partnership units, employee stock options, time-vesting and performance-vesting restricted share units (“RSUs”), restricted shares, deferred incentive share units and profits interest units (“LTIP units”) were exercised or converted into common stock that then shared in the earnings of the Company.

The computation of diluted EPS is as follows (in thousands, except per share data):

	Nine Months Ended September 30,
	2016	2015
Numerator:
Basic net income attributable to common stockholders	$82,295	$58,658
Effect of net income attributable to noncontrolling interests - unit holders	3,585	2,572
Diluted net income attributable to common stockholders	$85,880	$61,230
Denominator:
Basic weighted average shares outstanding	111,716	111,449
Effect of Operating Partnership units	4,830	4,926
Effect of time-vesting RSUs	253	201
Effect of performance-vesting RSUs	123	—
Effect of restricted shares	—	5
Effect of deferred incentive share units	—	3
Effect of LTIP units	156	83
Diluted adjusted weighted average shares outstanding	117,078	116,667

Basic net income per common share attributable to Parkway Properties, Inc.	$0.74	$0.53
Diluted net income per common share attributable to Parkway Properties, Inc.	$0.73	$0.52

Terms and conditions of these awards are described in “Note 9—Share-Based and Long-Term Compensation Plans.”

Note 8—Income Taxes

The Company elected to be taxed as a REIT under the Code.  In January 1998, the Company completed its reorganization into an umbrella partnership real estate investment trust (“UPREIT”) structure under which substantially all of the Company’s real estate assets are owned by the Operating Partnership. Presently, substantially all interests in the Operating Partnership are owned by the Company and a wholly owned subsidiary. To qualify as a REIT, the Company must meet a number of organizational and operational requirements, including a requirement that it distribute annually at least 90% of its “REIT taxable income,” subject to certain adjustments and excluding any net capital gain to its stockholders. It is management’s current intention to adhere to these requirements and maintain the Company’s REIT status, and the Company believes that it was in compliance with all REIT requirements at September 30, 2016 and December 31, 2015. As a REIT, the Company generally will not be subject to corporate level U.S. federal income tax on taxable income it distributes currently to its stockholders. If the Company fails to qualify as a REIT in any taxable year, it will be subject to U.S. federal income taxes at regular corporate rates (including any applicable alternative minimum tax) and may not be able to qualify as a REIT for four subsequent taxable years. Even if the Company qualifies for taxation as a REIT, the Company may be subject to certain state and local taxes on its income and property, and to U.S. federal income taxes on its undistributed taxable income.

The Operating Partnership is a pass-through entity generally not subject to U.S. federal and state income taxes, as all of the taxable income, gains and deductions are passed through its partners. However, the Operating Partnership is subject to certain income taxes in Texas.

In addition, the Company has elected to treat certain consolidated subsidiaries as taxable REIT subsidiaries (“TRSs”), which are tax paying entities for income tax purposes and are taxed separately from the Company. TRSs may participate in non-real estate related activities and/or perform non-customary services for customers and are subject to U.S. federal and state income tax at regular corporate tax rates.

The Company’s provision for income taxes was $1.3 million and $1.0 million for the nine months ended September 30, 2016 and 2015, respectively.

Note 9—Share-Based and Long-Term Compensation Plans

The Company grants share-based awards under the Parkway Properties, Inc. and Parkway Properties LP 2015 Omnibus Equity Incentive Plan (the “2015 Equity Plan”) that was approved by the stockholders of the Company on May 14, 2015. The 2015 Equity Plan, which amends and restates the Parkway Properties, Inc. and Parkway Properties LP 2013 Omnibus Equity Incentive Plan (the “2013 Equity Plan”), permits the grant of awards with respect to a number of shares of common stock equal to the sum of (1) 2,500,000 shares, plus (2) the number of shares available for future awards under the 2013 Equity Plan, plus (3) the number of shares related to awards outstanding under the 2013 Equity Plan that terminate by expiration or forfeiture, cancellation, or otherwise without the issuance of such shares of Common Stock. All of the employees of the Company and the Operating Partnership, employees of certain subsidiaries of the Company, non-employee directors and any consultants or advisors to the Company and the Operating Partnership are eligible to participate in the 2015 Equity Plan.

The 2015 Equity Plan authorizes the following types of awards: (1) stock options, including nonstatutory stock options and incentive stock options; (2) stock appreciation rights (“SARs”); (3) restricted shares; (4) RSUs; (5) LTIP units; (6) dividend equivalent rights; and (7) other forms of awards payable in or denominated by reference to shares of common stock. Full value awards, i.e., awards other than options and SARs, vest over a period of three years or longer, except that any full value awards subject to performance-based vesting must become vested over a period of one year or longer. The Compensation Committee of the Board of Directors of the Company (the “Board”) may waive vesting requirements upon a participant’s death, disability, retirement, or other specified termination of service or upon a change in control.

Through September 30, 2016, the Company had stock options, RSUs and LTIP units outstanding under the 2015 Equity Plan, each as described below.

Long-Term Equity Incentives

At September 30, 2016, a total of 1,293,750 shares underlying stock options had been granted to officers of the Company and remain outstanding under the 2015 Equity Plan, of which 431,250 options remain unvested, and 862,500 options remain unexercised. The unvested stock options are valued at $1.8 million, which equates to an average price per option of $4.17. Each stock option will vest in increments of 25% per year on each of the first, second, third and fourth anniversaries of the grant date, subject to the grantee’s continued service.

At September 30, 2016, a total of 503,431 time-vesting RSUs had been granted to officers of the Company and remain outstanding under the 2015 Equity Plan. The time-vesting RSUs are valued at $7.7 million, which equates to an average price per share of $15.36.

At September 30, 2016, a total of 555,076 LTIP units had been granted to officers of the Company and remain outstanding under the 2015 Equity Plan. LTIP units are a form of limited partnership interest issued by the Operating Partnership, and will be considered earned if, and only to the extent to which applicable total shareholder return (“TSR”) performance measures are achieved during the performance period. Grant date fair values of the LTIP units are estimated and the resulting expense is recorded regardless of whether the TSR performance measures are achieved if the required service is delivered. The grant date fair values are being amortized to expense over the period from the grant date to the date at which the awards, if any, would become vested. The LTIP units are valued at $3.8 million, which equates to an average price per share of $6.80.

At September 30, 2016, a total of 336,240 performance-vesting RSUs had been granted to officers of the Company and remain outstanding under the 2015 Equity Plan. The performance-vesting RSUs are valued at $2.1 million, which equates to an average price per share of $6.20. Each performance-vesting RSU will vest based on the attainment of TSR performance measures during the applicable performance period, subject to the grantee’s continued service.

Total compensation expense related to restricted shares, deferred incentive share units, stock options, RSUs, and LTIP units of $4.3 million and $5.1 million was recognized in general and administrative expenses on the Company’s consolidated statements of operations and comprehensive income (loss) during the nine months ended September 30, 2016 and 2015, respectively. Total compensation expense related to non-vested awards not yet recognized was $5.9 million at September 30, 2016. The weighted average period over which this expense is expected to be recognized is approximately 1.2 years.

A summary of the Company’s restricted shares, stock options, RSUs, and LTIP unit activity for the nine months ended September 30, 2016 is as follows:

	Restricted Shares		Stock Options		Time-Vesting RSUs		Performance-Vesting RSUs		LTIP Units
	# of Shares	Weighted Average Grant- Date Fair Value	# of Options	Weighted Average Grant- Date Fair Value	# of Share Units	Weighted Average Grant- Date Fair Value	# of Share Units	Weighted Average Grant- Date Fair Value	# of LTIP Units	Weighted Average Grant- Date Fair Value
Balance at December 31, 2015	5,189	$13.65	1,293,750	$4.17	386,748	$18.09	215,527	$8.11	447,938	$8.58
Granted	—	—	—	—	247,520	12.47	164,640	4.66	206,640	4.77
Vested / Exercised	(5,189)	13.65	(431,250)	4.17	(127,237)	18.08	—	—	—	—
Forfeited	—	—	—	—	(3,600)	14.13	(6,000)	5.57	—	—
TSR Not Achieved	—	—	—	—	—	—	(37,927)	10.50	(99,502)	10.60
Balance at September 30, 2016	—	$—	862,500	$4.17	503,431	$15.36	336,240	$6.20	555,076	$6.80

At the Effective Time of the Merger, each outstanding stock option was converted into 1.63 stock options to purchase shares of Cousins common stock, with a proportionate adjustment to such stock option’s exercise price.

Immediately prior to the Effective Time of the Merger, each time-vesting and each performance-vesting RSU held by the Company’s non-executive officers became fully vested (for the performance-vesting awards, at the maximum level) and was treated as an outstanding share of the Company’s common stock as of the Effective Time of the Merger as described above.  Immediately prior to the Effective Time of the Merger, each time-vesting and each performance-vesting RSU and certain LTIP units held by the Company’s executive officers who transferred employment to Parkway, Inc. were forfeited in exchange for an equivalent number of time-vesting RSUs with respect to the Company, where (i) 25% of the RSUs became fully vested as of immediately prior to the Effective Time of the Merger and were treated as outstanding shares of the Company’s common stock as of the Effective Time as described above and (ii) each of the remaining 75% was converted into 1.63 restricted stock units with respect to Cousins common stock and was subject to additional vesting requirements.  At the Effective Time of the Merger, each time-vesting RSU held by the Company’s executive officers who did not transfer employment to Parkway, Inc. was converted into 1.63 restricted stock units with respect to Cousins common stock.

Immediately prior to the Effective Time of the Merger, certain LTIP units became fully vested (at the maximum level) and converted into Operating Partnership units, and certain LTIP units held by the Company’s executive officers who transferred employment to Parkway, Inc. were forfeited as described above.  At the Effective Time of the Merger, certain LTIP units held by the Company’s executive officers who did not transfer employment to Parkway, Inc. were forfeited.

Note 10—Related Party Transactions

On May 18, 2011, the Company closed on the Contribution Agreement pursuant to which Eola Capital, LLC (“Eola”) contributed its property management company (the “Management Company”) to the Company. In connection with the Eola contribution of its Management Company to the Company, a subsidiary of the Company made a $3.5 million preferred equity investment in an entity 21% owned by Mr. Heistand, and which is included in receivables and other assets on the Company’s consolidated balance sheets. This investment provides that the Company will be paid a preferred equity return equal to 7% per annum of the preferred equity outstanding. For each of the nine months ended September 30, 2016 and 2015, the Company received preferred equity distributions on this investment in the aggregate amount of $183,750. This preferred equity investment was approved by the Board, and recorded as a cost method investment in receivables and other assets on the balance sheets.

Certain of the Company’s executive officers own interests in properties that are managed and leased by the Management Company. During the nine months ended September 30, 2016 and 2015, the Company recorded approximately $236,000 and $299,000 in management fees, respectively, and approximately $579,000 and $727,000, respectively, in reimbursements related to the management and leasing of these assets. For the nine months ended September 30, 2016 and 2015, the Company recorded management fees and reimbursements, net of elimination, related to the unconsolidated joint ventures of approximately $477,000 and $376,000, respectively.

On September 6, 2016, the Company paid $250,000 to TPG VI Management, LLC (“TPG Management”) as payment of a quarterly monitoring fee pursuant to the Management Services Agreement dated June 5, 2012, as amended, which provides that the monitoring fee be payable entirely in cash. The monitoring fee, which is paid quarterly when the Company pays its common stock dividend, is in lieu of director fees otherwise payable to the TPG VI Pantera Holdings, L.P.—nominated members of the Board. During each of the nine months ended September 30, 2016 and 2015, the Company paid monitoring fees to TPG Management in the aggregate amount of $750,000.

On September 28, 2016, Eola entered into an agreement and side letter with affiliates of TPG VI Pantera Holdings, L.P. (“TPG Pantera”) and TPG Management (together with TPG Pantera, the “TPG Parties”) pursuant to which Eola performs property management, accounting and finance services for such TPG Party affiliates at certain assets owned by such TPG Party affiliates (collectively, the “TPG Owner”) that were purchased from the Company on September 27, 2016. The agreement has a one-year term. Pursuant to the agreement and side letter, Eola will receive a monthly management fee equal to approximately 2.5% of the aggregate gross revenues received from the operation of the properties and is reimbursed for certain personnel expenses. Eola has not recorded any management fees or reimbursements related to this agreement for the periods presented.

Note 11—Commitments and Contingencies

The Company and its subsidiaries are, from time to time, parties to litigation arising from the ordinary course of business. The Company does not believe that any such litigation will materially affect its financial position or operations.

In connection with the Company’s December 19, 2013 merger transactions with Thomas Properties Group, Inc., the Company acquired a 1% limited partnership interest in 2121 Market Street. A mortgage loan secured by a first trust deed on 2121 Market Street is guaranteed by the Company up to a maximum amount of $14.0 million expiring in December 2022.

At September 30, 2016, the Company had future obligations under leases to fund tenant improvements and leasing commissions of $49.4 million and $2.0 million, respectively.

Note 12—Subsequent Events

On October 4, 2016, the Company paid approximately $11.0 million to terminate seven interest rate swaps with various counterparties with a total notional value of $386.0 million.

The Merger, the Separation and the Reorganization were consummated on October 6, 2016, and the Spin-Off was completed on October 7, 2016.

On October 17, 2016, Cousins sold Two Liberty Place, a Fund II office property located in Philadelphia, Pennsylvania, for a gross sale price of $219.0 million and paid off the $98.3 million mortgage note simultaneously with the close. As of September 30, 2016, the Company recorded assets held for sale and liabilities related to assets held for sale related to this property of $185.5 million and $100.3 million, respectively.

On October 20, 2016, Cousins entered into an agreement to purchase the remaining 25.42% interest in the US Airways Building for $19.6 million by February 28, 2017.

On December 1, 2016, Cousins repaid in full the mortgage loan secured by Corporate Center IV for $34.5 million.

On December 2, 2016, Cousins repaid in full the mortgage loan secured by Citrus Center for $20.1 million and paid a $3.0 million prepayment penalty.

On December 23, 2016, Cousins sold The Forum for $70.0 million.

On December 23, 2016, Cousins sold Lincoln Place for $80.0 million.

On December 23, 2016, Cousins purchased the outside interests in Cousins Properties Office Fund II, L.P. (formerly known as Parkway Properties Office Fund II, L.P) (“Fund II”), a consolidated joint venture, for $279.1 million.  In connection with this purchase, Cousins repaid in full the outstanding mortgage loans secured by the Hayden Ferry I, Hayden Ferry II and Hayden Ferry III buildings for an aggregate amount of $108.3 million.  In addition, Cousins terminated the interest rate swap agreements associated with the Hayden Ferry I and Hayden Ferry II mortgage loans and paid termination fees to the counterparties totaling $635,000.